Exhibit 10.1

Execution Version

$825,000,000

CREDIT AGREEMENT

among

MACH NATURAL RESOURCES LP,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

TEXAS CAPITAL BANK,

as Agent,

and

CHAMBERS ENERGY MANAGEMENT, LP,

as Arranger

Dated as of December 28, 2023

i

3.21	Security Documents	52
3.22	Solvency	52
3.23	Gas Imbalances	52
3.24	Hedging Agreements	53
3.25	Reserve Reports	53
3.26	Sale of Production	53
3.27	Contingent Obligations	53
3.28	Bank Accounts	53
3.29	Material Contracts	54
3.30	Acquisition Documents	54
3.31	No Burdensome Restrictions	54

Article IV CONDITIONS PRECEDENT		54
4.1	Conditions to Closing Date	54
4.2	Conditions Deemed Fulfilled	58

Article V AFFIRMATIVE COVENANTS		58
5.1	Financial Statements	58
5.2	Collateral Reporting	59
5.3	Certificates; Other Information	61
5.4	Payment of Obligations	62
5.5	Maintenance of Existence; Compliance with Obligations, Requirements, etc.	63
5.6	Operation and Maintenance of Property	63
5.7	Insurance	64
5.8	Inspection of Property; Books and Records; Discussions	64
5.9	Notices	65
5.10	Environmental Laws	65
5.11	Commodity Price Protection	66
5.12	Collateral Matters	67
5.13	Title Matters	68
5.14	Use of Proceeds	69
5.15	Patriot Act Compliance	69
5.16	Further Assurances	69

Article VI NEGATIVE COVENANTS		70
6.1	Financial Covenants	70
6.2	Indebtedness	70
6.3	Liens	72
6.4	Fundamental Changes	74
6.5	Disposition of Property	74
6.6	Restricted Payments	75
6.7	Investments	76
6.8	Transactions with Affiliates	77
6.9	Sales and Leasebacks	77
6.10	Changes in Fiscal Periods	77
6.11	Negative Pledge Clauses	77
6.12	Restrictions on Subsidiary Distributions	78
6.13	Lines of Business	78
6.14	ERISA Plans	78
6.15	Hedging Agreements	78
6.16	Use of Proceeds	78

6.17	Pooling and Unitization	78
6.18	New Bank Accounts	78
6.19	Gas Imbalances, Take-or-Pay and other Agreements	79
6.20	Amendments to Certain Documents and Agreements	79
6.21	New Subsidiaries	79
6.22	Post-Closing Deliveries	79

Article VII EVENTS OF DEFAULT		80
7.1	Events of Default	80
7.2	Remedies	82

Article VIII AGENT, ARRANGER AND TERM REPRESENTATIVE		82
8.1	Appointment	82
8.2	Delegation of Duties	83
8.3	Exculpatory Provisions	84
8.4	Reliance	85
8.5	Notice of Default	85
8.6	Non Reliance on Agent and Other Lenders	86
8.7	Indemnification	86
8.8	Agent, Arranger and Term Representative in Individual Capacities	87
8.9	Successors	87
8.10	Collateral Matters	88
8.11	Erroneous Payments	89
8.12	Agent May File Proofs of Claim	90

Article IX MISCELLANEOUS		91
9.1	Amendments and Waivers	91
9.2	Notices; Notices Generally	93
9.3	No Waiver; Cumulative Remedies	95
9.4	Survival of Representations and Warranties	95
9.5	Payment of Expenses	96
9.6	Indemnification; Waiver	96
9.7	Successors and Assigns; Participations and Assignments	97
9.8	Adjustments; Set off	100
9.9	Counterparts	100
9.10	Severability	100
9.11	Integration; Construction	100
9.12	GOVERNING LAW	101
9.13	Submission To Jurisdiction; Waivers	101
9.14	Acknowledgments	101
9.15	Confidentiality	102
9.16	Release of Collateral and Guarantee Obligations	102
9.17	Interest Rate Limitation	103
9.18	Accounting Changes	104
9.19	WAIVERS OF JURY TRIAL	104
9.20	Customer Identification – USA PATRIOT Act Notice	104
9.21	Creditor-Debtor Relationship	105
9.22	ORIGINAL ISSUE DISCOUNT	105
9.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	105
9.24	Acknowledgement Regarding Any Supported QFCs	106

SCHEDULES:

1.1(a)	Commitments
1.1(b)	Mortgaged Properties
3.1(b)	Guarantee Obligations
3.4	Consents, Authorizations, Filings and Notices
3.6	Existing Indebtedness
3.17	Capital Stock Ownership
3.21(a)-1	Security Agreement UCC Filing Jurisdictions
3.21(a)-2	UCC Financing Statements to Remain on File
3.21(a)-3	UCC Financing Statements to be Terminated
3.21(b)	Mortgage Filing Jurisdictions
3.24	Hedging Agreements
3.26	Sale of Production
3.28	Bank Accounts
3.29	Material Contracts
3.30	Acquisition Documents
3.31	Burdensome Restrictions
5.11(a)	Closing Date Hedging Agreements
6.3(f)	Existing Liens

EXHIBITS:

A	Form of Borrowing Notice
B	Form of Compliance Certificate
C	Form of Guarantee and Security Agreement
D	[Reserved]
E	Form of Solvency Certificate
F	Form of Note
G	Form of Assignment and Acceptance
H-1	Form of Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
H-2	Form of Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
H-3	Form of Tax Compliance Certificate (Foreign Participants That Are Partnerships)
H-4	Form Tax Compliance Certificate (Foreign Lenders That Are Partnerships)

This CREDIT AGREEMENT, dated as of December 28, 2023, is by and among MACH NATURAL RESOURCES LP, a Delaware limited partnership (“Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), TEXAS CAPITAL BANK, as administrative and collateral agent (in such capacity, “Agent”), and CHAMBERS ENERGY MANAGEMENT, LP, as loan commitment arranger.

W I T N E S S E T H:

WHEREAS, Borrower has requested that the Lenders make term loans to Borrower in the aggregate principal amount equal to $825,000,000; and WHEREAS, the Lenders are willing to make such term loans to Borrower on the terms and conditions of this Agreement;

WHEREAS, pursuant to the Purchase and Sale Agreement, dated as of November 10, 2023 (together with all exhibits and schedules thereto, and as amended, supplemented or otherwise modified from time to time, the “Acquisition Agreement”), by and among Excalibur Resources, LLC, Travis Peak Resources, LLC, Paloma Partners IV, LLC and TPR Mid-Continent, LLC, as seller (collectively, “Seller”), and Borrower, as purchaser, Borrower will acquire (the “Acquisition”) from the Sellers, the Assets (as defined in the Purchase and Sale Agreement and collectively, the “Acquired Properties”);

WHEREAS, in connection with the foregoing, Borrower has requested that on the Closing Date, the Lenders provide Loans to Borrower in order to fund a portion of the purchase price of the Acquisition, pay Transaction Expenses, to fund any original issue discount or upfront fees previously agreed with the Arranger and to finance working capital needs and other general corporate purposes;

WHEREAS, the Lenders are willing to make available to Borrower such Loans upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acceptable Security Interest” means in any Property, a Lien which (a) exists in favor of CAA Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby (other than Permitted Priority Liens), (c) secures the Obligations, and (d) is perfected and enforceable.

“Acceptable Successor Agent” means Chambers Energy Management, LP and any other Person providing administrative agent services in the ordinary course whose short-term issuer credit rating at the time of becoming an agent is A-1 or higher by S&P Global Ratings or whose senior unsecured long-term debt obligations at such time are rated A+ or higher by S&P Global Ratings or, in each case, an equivalent rating by another internationally recognized statistical rating organization of similar standing.

“Accounting Change” means as defined in Section 9.18.

“Acquired EBITDA” means, the amount for such period of Consolidated EBITDA of any Person or business or attributable to any property or asset, acquired by Borrower or any Subsidiary during such period to the extent not subsequently sold, transferred, abandoned or otherwise Disposed of by Borrower or any Subsidiary, all as determined on a consolidated basis for such Acquired Properties in a manner not inconsistent with GAAP.

“Acquisition” means as defined in the recitals hereto.

“Acquisition Agreement” means as defined in the recitals hereto.

“Acquisition Documents” means collectively, the Acquisition Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, together with all bills of sale, assignments, agreements, instruments and other documents executed, made or delivered by any Person in connection with the Acquisition, in each case, as in effect, or as made or delivered pursuant to the Acquisition Agreement as in effect, on the date hereof.

“Acquisition Properties” means as defined in the recitals hereto.

“Additional Oil Hedges” means as defined in Section 5.11(a).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) a percentage equal to 0.15% per annum.

“Affected Financial Institution” means (a) any EEA Financial Institution and (b) any UK Financial Institution.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Voting Stock of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, no Lender shall be deemed to be an Affiliate of the Loan Parties. For clarity, each Person that is directly or indirectly controlled by Tom L. Ward shall be deemed to be an Affiliate of the Loan Parties.

“Affiliate Transaction” means as defined in Section 6.8(a).

“Agent” means as defined in the preamble hereto.

“Agent Parties” means, collectively, Agent and its Related Parties.

“Aggregate Exposure” means with respect to any Lender at any time, an amount equal to (a) until the funding of the Loans on the Closing Date, such Lender’s Commitment at such time; or (b) at any time on or after the Closing Date, the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage” means with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement” means this Credit Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Applicable Premium” means as defined in Section 2.6(a).

“Arranger” means, as of the Closing Date, Chambers Energy Management, LP, in its capacity as loan commitment arranger. Following the Closing Date, if at any time Chambers Energy Management, LP and its Affiliates collectively hold Loans with aggregate principal amount equal to less than 10% of the amount of all Loans advanced on the Closing Date, for purposes of this Agreement, “Arranger” shall mean “Required Lenders”.

“Asset Coverage Ratio” means as of any date of determination, the ratio of (a) PDP Reserve Value as of such date to (b) the Consolidated Total Debt as of such date.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property under Sections 6.5(g), (i), (k) and (l).

“Assignees” means as defined in Section 9.7(c).

“Assignment and Acceptance” means as defined in Section 9.7(c).

“Assignor” means as defined in Section 9.7(c).

“Authorized Party” means as defined in Section 9.2(c)(iii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent and Borrower, with the approval of Required Lenders, giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrower, with the approval of the Required Lenders, giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the three-month tenor of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if the three-month tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to the then current three-month tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the three-month tenor of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the three-month tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide the three-month tenor of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the three-month tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that the three-month tenor of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current three-month tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefitted Lender” means as defined in Section 9.8(a).

“BHC Act Affiliate” means as defined in Section 9.24(b).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means the board of directors of General Partner or any committee thereof duly authorized to act on behalf of such board, or any other board or committee of General Partner serving a similar function.

“Borrower” means as defined in the preamble hereto.

“Borrower Materials” means as defined in Section 9.2(d).

“Borrowing Notice” means with respect to any request for borrowing of Loans hereunder, a notice from Borrower, substantially in the form of, and containing the information prescribed by, Exhibit A, delivered to Agent.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York, or Houston, Texas are authorized or required by law to close.

“CAA Agent” means Texas Capital Bank and its successors, as “Collateral Agent” under and pursuant to the term of the Collateral Agency Agreement.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) by such Person and its Subsidiaries during such period which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease” means any lease of a Person with respect to (or other arrangement conveying to a Person the right to use) any Property or a combination thereof, the obligations under which are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” means with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent membership, partnership or other ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $1,000,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a “nationally recognized statistical rating organization” (within the meaning of proposed Rule 3b-10 promulgated by the SEC under the Exchange Act), if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Obligations” means, with respect to any Person, the obligations (whether contingent or otherwise) of such Person incurred in respect of treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“Casualty Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding (or proceeding in lieu thereof) relating to any asset of any Loan Party.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than (A) Bayou City Energy, L.P., and its affiliates (but excluding any portfolio company), and (B) any officer, director, employee or other member of management of Borrower or General Partner, in each case with respect to this clause (B) as of the date hereof is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total of the outstanding Voting Stock of General Partner or Borrower (measured by voting power rather than number of shares);

(b) General Partner shall cease to be the sole general partner of Borrower; and

(c) the occurrence of a “change of control” or similar term, as defined in the Senior Credit Facility.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date shall be not later than December 28, 2023.

“Closing Date Hedging Agreements” means as defined in Section 5.11(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agency Agreement” means that certain Collateral Agency Agreement, dated as of the date hereof, by and among Texas Capital Bank, in its capacity as the collateral agent thereunder, Chambers Energy Management, LP as Term Representative thereunder, and the agent under any Senior Credit Facility (on behalf of itself and all other secured parties under such Senior Credit Facility) in its capacity as “First-Out Representative” thereunder, and Qualified Counterparties, from time to time party thereto.

“Commercial Lending Institution” means a commercial bank engaged in oil and gas reserves-based lending in the ordinary course of their respective businesses, including MidFirst Bank and any assignee of any of the foregoing which is not otherwise a Commercial Lending Institution provided the assignee is either an Affiliate of the assigning Commercial Lending Institution, a fund managed or administered by the assigning Commercial Lending Institution or an Affiliate thereof or a fund that is managed or administered by a Person or an Affiliate of such Person (as defined in this definition) that manages or administers the assigning Commercial Lending Institution.

“Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Loan to Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1(a) hereto, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be reduced pursuant to Section 2.1. The original aggregate amount of the Commitments is $825,000,000.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to Agent or any Lender by means of electronic communications pursuant to Section 9.2(c), including through the Platform.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16(b) and other technical, administrative or operational matters) that Agent (with the approval of the Required Lenders) reasonably decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent and Borrower (with the approval of the Required Lenders) decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents); provided that, notwithstanding anything herein to the contrary, no “Conforming Changes” shall materially affect the timing or amount of payments.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means at any date, the total consolidated current assets of Borrower at such date, determined in conformity with GAAP but excluding (a) all non-cash assets under ASC 815, and (b) assets to the extent resulting from non-cash gains required under ASC 410.

“Consolidated Current Liabilities” means at any date, all liabilities of Borrower and its Subsidiaries at such date which should, in conformity with GAAP, be classified as current liabilities on a consolidated balance sheet of Borrower, but excluding, without duplication, (a) all non-cash obligations under ASC 815, (b) the current portion of any long-term Indebtedness, (c) any non-cash liabilities recorded in connection with stock-based or similar incentive-based compensation awards or arrangements and (d) liabilities to the extent resulting from non-cash losses or charges required under ASC 410.

“Consolidated Current Ratio” means as of any date of determination, the ratio of (a) the sum of (i) Consolidated Current Assets at such date, plus (ii) unused availability, if any, under the Senior Credit Facility at such date (but only to the extent Borrower can satisfy each of the conditions to borrowing thereunder as of such date), to (b) Consolidated Current Liabilities at such date.

“Consolidated EBITDA” means for any period, the Consolidated Net Income of Borrower and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) all Taxes based on income, profits (including any margin Tax related thereto) or capital gains of Borrower and its Subsidiaries, including, without limitation, federal, state, local, franchise and similar Taxes and any penalties and interest related to such Taxes arising from any Tax examinations, (b) Consolidated Interest Expense of Borrower, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation, depletion and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets), (f) any other non-cash charges, including (in case of clauses (e) and (f)), charges representing (i) accruals of or reserves for cash expenditures in a future period, (ii) amortization of prepaid items paid in cash in a prior period or (iii) marked-to-market and early liquidation charges under any Hedging Agreements, (g) exploration expenses or costs, (h) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Borrower or any of its Subsidiaries or net cash proceeds of an issuance of Capital Stock of Borrower or any of its Subsidiaries (other than Disqualified Stock), (i) Transaction Expenses not to exceed $10,000,000 in the aggregate, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets) and (c) any other non-cash income, including (in case of clauses (b) and (c)), marked-to-market and early liquidation gains under any Hedging Agreements, all as determined on a consolidated basis and minus, whether or not included in the statement of such Consolidated Net Income for such period, all cash expenditures in such period for (A) previously accrued or reserved for charges or (B) prepaid items to be amortized in future periods.

For clarity, Consolidated EBITDA shall be calculated for each four fiscal quarter period using the Consolidated EBITDA for the four most recently ended fiscal quarters. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement, for any period that includes any of the fiscal quarters ended March 31, 2023, June 30, 2023, September 30, 2023, and December 31, 2023 shall be $192,605,000, $195,529,000, $206,361,000 and $194,699,000, as the case may be.

“Consolidated Interest Expense” means for any period, total cash interest, premium payments, debt discounts, fees, charges and related expense (including that attributable to Capital Lease Obligations) of Borrower and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of Borrower and its consolidated Subsidiaries (including all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing) and net costs of Borrower under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP.

“Consolidated Leverage Ratio” means as at the last day of any period of four consecutive fiscal quarters of Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of Borrower for such period.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of Borrower for such period, determined in accordance with GAAP; provided that in calculating Consolidated Net Income of Borrower for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Borrower) in which Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (d) any one-time increase or decrease to such consolidated net income (or loss) which is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP.

“Consolidated Total Debt” means at any date, the aggregate principal amount of all Indebtedness under clauses (a) through (k) (but, in the case of clause (f), only to the extent of unreimbursed obligations thereunder, and in the cases of clauses (i) and (j), only to the extent in respect of the clauses otherwise referenced in this definition) of the definition of Indebtedness of Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Constituent Documents” means with respect to any Person, (a) the articles or certificate of incorporation, certificate of formation or partnership, articles of organization, limited liability company agreement or agreement of limited partnership (or the equivalent organizational documents) of such Person, (b) the by-laws (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.

“Contingent Obligation” means of a Person, any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Contractual Obligation” means with respect to any Person, any term, condition or provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means a deposit account control agreement or securities account control agreement to be executed and delivered among each Loan Party, CAA Agent and each bank or securities intermediary at which such Loan Party maintains, any such account (other than Excluded Accounts), in each case, in form and substance reasonably satisfactory to Agent and Arranger, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Covered Entity” means as defined in Section 9.24(b).

“Covered Party” means as defined in Section 9.24(a).

“Debtor Relief Laws” means the Bankruptcy Code, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, assignment for the benefit of creditors, moratorium, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.

“Default” means any of the events specified in Article VII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate” means as defined in Section 2.8(b).

“Default Right” means as defined in Section 9.24(b).

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Defensible Title” means good and indefeasible title, free and clear of all Liens other than Permitted Liens.

“Disposition” means with respect to any Property, any sale, lease, sale and leaseback transaction, assignment, conveyance, transfer, novation or other disposition (including by way of a merger or consolidation) of such Property or any interest therein, excluding the creation of any Permitted Lien on such Property but including (i) the sale or factoring at maturity or collection of any accounts, (ii) permitting or suffering any other Person to acquire any interest (other than a Permitted Lien) in such Property, (iii) the Liquidation of any Hedging Agreement or (iv) the entering into any agreement to do any of the foregoing. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” means as to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) requires the payment of dividends (other than dividends payable solely in Capital Stock which does not otherwise constitute Disqualified Stock) or matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time on or prior to the date six months after the Maturity Date.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollars and $” means lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other legally enforceable requirements (including common law) of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, natural resources or of human or employee health and safety (as such relates to exposure to Materials of Environmental Concern), as has been, is now, or may at any time hereafter be, in effect, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (as such relates to exposure to Materials of Environmental Concern), and the regulations promulgated pursuant thereto, and all analogous state or local statutes and regulations.

“Environmental Permits” means any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required or obtained under any Environmental Law.

“ERISA” means as defined in Section 3.15.

“ERISA Plan” means as defined in Section 3.15.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in Article VII; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means all (a) segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts and accounts dedicated to the payment of accrued employee benefits, medical and dental claims to employees of Borrower or any Subsidiary, (b) trust and suspense accounts of Borrower or any Subsidiary holding only royalty obligations, (c) accounts used solely as an escrow account or as a fiduciary or trust account or other similar account established on behalf of customers of the Loan Parties or (d) “zero balance” accounts used solely as collection accounts for which a daily balance of $0 is maintained.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(f) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain credit agreement, dated as of November 10, 2023, among Mach Natural Resources Holdco LLC, MidFirst Bank and the other lenders party thereto, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Existing Hedge Party” means East West Bank, Morgan Stanley Capital Group Inc. and each of their respective Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (and related laws, regulations or official administrative guidance) implementing the foregoing.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“First-Out Debt” means as defined in Section 9.1(b).

“Floor” means a rate of interest equal to 3.00%.

“Floor Contracts” means put option contracts that protect against falling oil and gas prices and do not require any payments in respect thereof other than an initial premium or purchase price. For the avoidance of doubt, Floor Contracts do not include swaps or collars.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Funding Office” means the office specified from time to time by Agent as its funding office by notice to Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparation of the Pro Forma Balance Sheet; provided, however, that the accounting for operating leases under GAAP as in effect on December 31, 2018 (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capital Leases and obligations in respect thereof (whether or not such operating lease obligations were in effect on such date), notwithstanding any modification or interpretive changes thereto or that may occur thereafter (and without giving effect to, for the avoidance of doubt, the implementation of ASC 842 and any similar change to GAAP).

“Gas Imbalance” means (a) a sale or utilization by Borrower or any of its Subsidiaries of volumes of natural gas in excess of its gross working interest, (b) receipt of volumes of natural gas into a gathering system and redelivery by Borrower or any of its Subsidiaries of a larger or smaller volume of natural gas under the terms of the applicable transportation agreement, or (c) delivery to a gathering system of a volume of natural gas produced by Borrower or any of its Subsidiaries that is larger or smaller than the volume of natural gas such gathering system redelivers for the account of Borrower or any of its Subsidiaries, as applicable.

“General Partner” means Mach Natural Resources GP LLC, a Delaware limited liability company.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any province, commonwealth, territory, possession, county, parish, town, township, village or municipality, whether now existing or hereafter constituted or existing.

“Granting Lender” means as defined in Section 9.7(g).

“Guarantee and Security Agreement” means the Guarantee and Security Agreement to be executed and delivered by Borrower and each Subsidiary of Borrower and CAA Agent, substantially in the form of Exhibit C, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of such obligation of such other Person, the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (w) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (x) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (y) to purchase Property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (z) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (I) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (II) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guarantor” means (i) as of the Closing Date, each direct and indirect Subsidiary of Borrower and (ii) each other Person who is party as a “Guarantor” and “General Partner” and “Grantor” to the Guarantee and Security Agreement from time to time.

“Hedged Prices and Volumes” means prices and volumes of Hydrocarbons in barrels of oil or MMBtu of gas supported by confirmations from any Qualified Counterparty to any Hedging Agreement (it being understood that deferred premiums in respect of such agreements shall be deducted from realized prices).

“Hedging Agreement” means with respect to any Person, any agreement or arrangement, or any combination thereof, (a) consisting of interest rate swaps, caps or collar agreements, commodity contracts or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, (b) relating to oil and gas or other hydrocarbon prices, transportation or basis costs or differentials or other similar financial factors, that is customary in the Oil and Gas Business and is entered into by such Person in the ordinary course of its business for the purpose of limiting or managing risks associated with fluctuations in such prices, costs, differentials or similar factors, or (c) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Highest Lawful Rate” means with respect to each Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all presently existing or after-acquired rights, titles and interests in and to oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, net profits interests, production payment interests and other similar interests. Unless otherwise qualified, all references to a Hydrocarbon Interest or Hydrocarbon Interests in this Agreement shall refer to a Hydrocarbon Interest or Hydrocarbon Interests of Borrower or its Subsidiaries.

“Hydrocarbons” means collectively, oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

“Illegality Notice” means as defined in Section 2.15.

“Indebtedness” means of any Person at any date, without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services including accounts payable (other than unsecured current accounts payable incurred in the ordinary course of business which are (i) outstanding for not more than 90 days past the original invoice or billing date thereof or (ii) being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all Disqualified Stock of such Person, (h) all obligations of such Person relating to any Production Payment or in respect of production imbalances (but excluding production imbalances arising in the ordinary course of business), (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above; (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and (k) all obligations (netted, to the extent provided for therein) of such Person in respect of Hedging Agreements arising in connection with or as a result of early or premature termination of a Hedging Agreement, whether or not occurring as a result of a default thereunder. The Indebtedness of a Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities” means as defined in Section 9.6(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” means as defined in Section 9.6(a).

“Independent Accountants” means Grant Thornton LLP or such other independent certified public accountants of nationally recognized standing and reasonably acceptable to Agent and Required Lenders.

“Initial Interest Period” means the period from and including the Closing Date through and including March 31, 2024.

“Initial Reserve Report” means the reserve engineers’ report, dated as of July 1, 2023 evaluating the Oil and Gas Properties of the Loan Parties (other than the Acquisition Properties) and the reserve report prepared internally by the Seller dated as of September 1, 2023 evaluating the Acquisition Properties.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service-marks, technology, know-how and processes, licenses or rights to use databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information, recipes, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means each of (a) March 31, June 30, September 30 and December 31 of each year, beginning with March 31, 2024, (b) the Maturity Date and (c) the date of any repayment or prepayment made with respect to any Loan (to the extent attributable to the debt so repaid or prepaid); provided that if any Interest Payment Date is not a Business Day, such Interest Payment Date shall be the preceding Business Day.

“Interest Period” means, as to any Loan, the Initial Interest Period and thereafter, each subsequent period from and including the first day of each calendar quarter of each calendar year to and including the last day of each calendar quarter of each calendar year.

“Interest Rate” means a rate per annum equal to Adjusted Term SOFR plus the Margin, but in no event to exceed the Highest Lawful Rate.

“Investment” means for any Person (a) any direct or indirect acquisition of or investment in (whether for cash, Property of such Person, services or securities or otherwise) Capital Stock, bonds, notes, debentures, debt securities, partnership or other ownership interests or other securities of, or any Property constituting an ongoing business of, or the making of any capital contribution to, any other Person or any agreement to make any such acquisition or capital contribution, (b) the making of any deposit with, or advance, loan or other extension of credit or capital contribution to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold in the ordinary course of business), (c) Guarantee Obligations of, or other Contingent Obligation with respect to, Indebtedness or other liability of any other Person, and (d) any other investment that would be classified as such on a balance sheet of such Person in accordance with GAAP. For avoidance of doubt the acquisition of any direct interest in any oil and natural gas leasehold rights and associated reserves shall not constitute an Investment for purposes hereunder.

“IRS” means the United States Internal Revenue Service.

“Junior Debt” means (i) Indebtedness subordinated in right of payment to the Obligations pursuant to a subordination agreement acceptable to the Required Lenders and (ii) junior priority lien Indebtedness that (x) matures later than (and does not require any scheduled principal payments prior to) the date 180 days after the Maturity Date, and (y) is subject to an intercreditor agreement acceptable to Required Lenders.

“knowledge” means with respect to any Person, the best knowledge (after due and diligent investigation) of such Person.

“Lender Default” means (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or reimbursement obligations required to be made by it, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (b) the failure of any Lender to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless subject to a good faith dispute; (c) a Lender has notified Borrower or Agent that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations, under agreements generally in which it commits to extend credit; (d) a Lender has failed, within three Business Days after request by Agent, to confirm that it will comply with its funding obligations hereunder or (e) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event or a Bail-in Action. Any determination by Agent that a Lender Default has occurred under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b) upon delivery of written notice of such determination to Borrower and each Lender).

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lenders” means as defined in the preamble hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment or performance of any Indebtedness or other obligation (including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor).

“Liquidate” means, with respect to any Hedging Agreement, (a) the sale, assignment, novation, unwind or early termination of all or any part of such Hedging Agreement or (b) the creation of an offsetting position against all or any part of such Hedging Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.

“Loan Documents” means this Agreement, the Security Documents, the Notes and each certificate, agreement, instrument, waiver, consent or document executed by a Loan Party and delivered to Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Parties” means Borrower, General Partner, and each Guarantor.

“Loans” means as defined in Section 2.1(a).

“Management Services Agreement” means that certain Management Services Agreement, dated as of October 27, 2023, by and between General Partner, Borrower and Mach Resources LLC, as in effect on the date hereof.

“Margin” means 6.50%.

“Material Adverse Effect” means a material adverse effect on any of (a) the business, assets, property, condition (in each case, financial or otherwise) or prospects of the Loan Parties taken as a whole, (b) the legality, validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Agent or the Lenders hereunder or thereunder, (c) the perfection or priority of the Liens granted pursuant to the Security Documents or (d) the ability of Borrower to repay the Obligations or of the Loan Parties to perform their obligations under the Loan Documents, other than, in each case, to the extent any of the foregoing results from market conditions generally applicable to the oil and gas industry (such as commodity prices) that do not disproportionately impact the Loan Parties compared to other companies that operate in the oil and gas industry.

“Material Contract” means as defined in Section 3.29.

“Material Environmental Amount” means an amount or amounts payable or reasonably likely to become payable by any Loan Party or any of its Subsidiaries, in the aggregate in excess of $1,500,000, for costs to comply with or any liability under any Environmental Law, failure to obtain or comply with any Environmental Permit, costs of any investigation, and any remediation, of any Material of Environmental Concern, and any other cost or liability, including compensatory damages (including damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radioactive materials, natural gas or natural gas products, mercury, hydrogen sulfide, drilling fluids, produced water, asbestos, pollutants, contaminants, radioactivity, and any other substance defined as hazardous or toxic under any Environmental Law, in each case that is regulated pursuant to or could give rise to liability under any Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“Maturity Date” means as defined in Section 2.3.

“Midstream Assets” means pipelines, compressors, processors, tanks and all other equipment, fixtures or other assets used in the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from Hydrocarbon Interests and other Hydrocarbons and mineral properties or products produced in association therewith; and the marketing of oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and minerals obtained from unrelated Person.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Mortgaged Properties” means the Oil and Gas Properties listed on Schedule 1.1(b), together with any additional Oil and Gas Properties which Borrower or any Subsidiary may hereafter acquire, including the Oil and Gas Properties acquired pursuant to the Acquisition Agreement, in each case as to which CAA Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

“Mortgages” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, CAA Agent for the benefit of the Secured Parties, which agreements shall be in form and substance reasonably acceptable to Arranger and the Borrower.

“Net Cash Proceeds” means in connection with any Asset Sale, issuance or sale of Capital Stock or debt securities or other instruments or the incurrence of Indebtedness for borrowed money, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, issuance, sale or incurrence, net of (i) in the case of an Asset Sale, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale (other than any Lien pursuant to a Security Document), (ii) reasonable attorneys’ fees, accountants’ fees, investment bank fees, underwriting discounts and commissions, and other reasonable and customary fees and expenses actually incurred in connection therewith and (iii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); provided, that in the case of clauses (i), (ii) and (iii), reasonably satisfactory evidence (as determined by Arranger) of such costs and payments is provided to Arranger.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means as defined in Section 2.4(e).

“NYMEX Pricing” means, as of any date of determination with respect to any month, (a) for crude oil, the closing settlement price for the WTI Financial futures contract for such month, (b) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, and (c) for natural gas liquids, the closing settlement price for each natural gas liquid component’s Mont Belvieu (OPIS) futures contract for such month, in each case as published by CME Group / NYMEX on its website currently located at www.cmegroup.com, or any successor thereto (as such price may be corrected or revised from time to time by CME Group / NYMEX in accordance with its rules and regulations).

“Obligations” means the unpaid principal of and interest (including, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and premium (including any Applicable Premium) on the Loans and all other obligations and liabilities of any Loan Party to Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, reimbursement obligations, indemnities, costs, expenses (including, all fees, charges and disbursements of counsel to Agent or to any Lender that are required to be paid by any Loan Party pursuant hereto) or otherwise.

“OID Amount” means an amount equal to 2.00% of the aggregate principal amount of the Commitments on the Closing Date.

“Oil and Gas Business” means (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing; (b) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association therewith; and the marketing of oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and minerals obtained from unrelated Person; and (c) any business or activity relating to, arising from, or necessary, appropriate, incidental or ancillary to the activities described in the foregoing clauses (a) and (b) of this definition.

“Oil and Gas Properties” means Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, pipelines, midstream properties, processing facilities, water treatment facilities, water disposal facilities and wells, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise qualified, all references to an Oil and Gas Property or to Oil and Gas Properties in this Agreement shall refer to an Oil and Gas Property or Oil and Gas Properties of Borrower or its Subsidiaries.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12(b).

“Participant” means as defined in Section 9.7(b).

“Participant Register” means as defined in Section 9.7(b).

“Patriot Act” means as defined in Section 9.20.

“Payment” means as defined in Section 8.11(a).

“Payment Notice” means as defined in Section 8.11(b).

“Payment Office” means the office specified from time to time by Agent as its payment office by notice to Borrower and the Lenders; provided all payments becoming due and payable under the Loan Documents or on any Note must be made in New York, New York by wire transfer to a bank and account located in the State of New York specified by Agent. Agent may at any time, by notice to Borrower, change the place of payment of any such payments so long as such place of payment is in the State of New York.

“Payment Recipient” means as defined in Section 8.11(a).

“PDP Reserve Value” means, as of any date of determination, the PV 10 Value of the Proved Developed Producing Reserves of the Loan Parties, as set forth in (a) for purposes of Section 6.1(a), the Reserve Report with an “as of” date that is the same as the date of determination (i.e. the last day of the applicable fiscal quarter), and (b) for purposes of pro forma calculations of the Asset Coverage Ratio, the then most recently delivered Reserve Report hereto, and, solely in the case of this clause (b), adjusted at such date of determination for (x) production runoff, (y) Dispositions and (z) acquisitions of Hydrocarbon Interests, in each case occurring since the “as of” date of such Reserve Report; provided that in the case of clause (b), engineering information in respect of such acquired interests has been delivered to the Lenders and is reasonably acceptable to the Arranger and the Required Lenders.

“Periodic Term SOFR Determination Day” means as defined in the definition of “Term SOFR”.

“Permits” means the collective reference to (i) Environmental Permits, and (ii) any and all other franchises, licenses, leases, permits, approvals, consents, notifications, certifications, registrations, authorizations, exemptions, variances, qualifications, easements and rights of way of any Governmental Authority or third party.

“Permitted Asset Swap” means any substantially contemporaneous (and in any event occurring within 30 days of each other) purchase and sale or exchange of any oil and gas lease(s) with only de minimis or immaterial associated Proved Reserves and that are used or useful in the Oil and Gas Business between any Borrower or any Subsidiary Guarantor and another Person effected on a cashless basis (or with only a de minimis amount of cash); provided that (i) the fair market value of the properties or assets (together with any cash) traded or exchanged by such Loan Party (together with any cash) is reasonably equivalent to the fair market value of the properties or assets to be received by the Borrower or Subsidiary Guarantor, as applicable, and (ii) any Net Cash Proceeds received in such exchange is applied as required under Section 2.7(c).

“Permitted Indebtedness” means as defined in Section 6.2.

“Permitted Intercompany Activities” means any transactions between or among Borrower and its Subsidiary Guarantors that are entered into in the ordinary course of business of Borrower and its Subsidiary Guarantors and, in the good faith judgment of Borrower are necessary or advisable in connection with the ownership or operation of the business of Borrower and its Subsidiary Guarantors, including, but not limited to, (i) cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and licensing arrangements.

“Permitted Intercompany Debt” means unsecured Indebtedness between or among Loan Parties; provided that (a) such Indebtedness is expressly subordinated to the prior payment in cash and in full to the Obligations pursuant a written agreement in form and substance reasonably acceptable to Arranger, (b) such Indebtedness does not mature earlier than the date 91 days following the Maturity Date and (c) (i) any subsequent issuance or transfer of Capital Stock in a Loan Party that results in any such Indebtedness being held by a Person other than Borrower or any Subsidiary Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not Borrower or any Subsidiary Guarantor will be deemed, in each case, to no longer constitute an incurrence of Permitted Intercompany Debt.

“Permitted Liens” means as defined in Section 6.3.

“Permitted Priority Liens” means the collective reference to (a) in the case of Collateral other than Pledged Capital Stock, Liens permitted by Section 6.3 and (b) in the case of Collateral consisting of Pledged Capital Stock, (i) Liens created under the Loan Documents, (ii) Liens created prior to the Closing Date and permitted by Section 6.3, and (iii) non-consensual Liens permitted by Section 6.3 to the extent arising by operation of law.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petroleum Engineers” means Cawley, Gillespie & Associates, Inc. or such other independent petroleum engineers of recognized national standing as may be selected by Borrower with the prior consent of Required Lenders.

“Platform” means SyndTrak, or such other nationally recognized virtual data room service, reasonably acceptable to the Required Lenders.

“Pledged Capital Stock” means as defined in the Guarantee and Security Agreement.

“Prepayment Date” means with respect to any prepayment pursuant to Sections 2.6 or 2.7, the date of such prepayment.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Pro Forma Balance Sheet” means as defined in Section 3.1(a).

“Production Payment” means collectively, Dollar-Denominated Production Payments and Volumetric Production Payments or other right to oil, gas or other minerals in place or as produced that entitles the owner of the right to a specified fraction of production until the owner receives a specified amount of money, or a specified number of units of oil, gas or other minerals.

“Projected Oil and Gas Production” means the projected production of crude oil or natural gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts from Oil and Gas Properties and interests owned by Borrower and its Subsidiaries which have attributable to them Proved Developed Producing Reserves as such production is projected to be sold in the ordinary course of such Persons’ business in the most recent Reserve Report delivered pursuant to this Agreement, after deducting projected production from any Oil and Gas Properties or Hydrocarbon Interests sold or under contract for sale that had been included in such report and after adding projected production from any Oil and Gas Properties or Hydrocarbon Interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 5.6(c).

“Projections” means as defined in Section 5.3(b).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. Unless otherwise qualified, all references to Property in this Agreement shall refer to a Property or Properties of Borrower or its Subsidiaries.

“Proved Developed Producing Reserves” means those Oil and Gas Properties designated as proved developed producing (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to Agent pursuant to this Agreement.

“Proved Reserves” means those Oil and Gas Properties designated as proved (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to Agent pursuant to this Agreement.

“Public Lender” means as defined in Section 9.2(d).

“Public Side Information” means as defined in Section 9.2(d).

“PV 10 Value” means with respect to any Proved Reserves as of any date of determination, the aggregate net present value of such Oil and Gas Properties calculated before income taxes, but after reduction for royalties, lease operating expenses, transportation costs, severance and ad valorem taxes, Capital Expenditures and abandonment costs; with no escalation of Capital Expenditures or abandonment costs; discounted at 10%; determined in all material respects in accordance with the rules and regulations of the SEC and using assumptions regarding future prices of Hydrocarbon sales based on Hedged Prices and Volumes and the NYMEX Pricing (calculated on the date of determination thereof) on all unhedged volumes, adjusted for historical price differentials and Btu and quality adjustments. The PV 10 Value shall be calculated and included as part of each Reserve Report.

“QFC” means as defined in Section 9.24(b).

“QFC Credit Support” means as defined in Section 9.24.

“Qualified Counterparty” means with respect to any Hedging Agreement, each Person party to the Collateral Agency Agreement that is either (a) at the time such Hedging Agreement is entered into is (or whose Affiliate is) the agent or any lender under the Senior Credit Facility or any Lender under this Agreement, (b) an Existing Hedge Party, but solely with respect to the Hedging Agreements in effect on the Closing Date, (c) Macquarie Bank Limited and Mercuria Energy America, LLC or any of their respective Affiliates or (d) any other counterparty thereto that at the time such Hedging Agreement is entered into is otherwise acceptable to the Required Lenders as evidenced by their written consent.

“Qualified Hedging Agreement” means a Hedging Agreement entered into by Borrower or any Guarantor and any Qualified Counterparty.

“Qualified Investment” means expenditures incurred to drill or develop Oil and Gas Properties or to acquire equipment, in each case, useful in the business of Borrower or any Wholly Owned Subsidiary Guarantor.

“Real Property” means the surface, subsurface and mineral rights and interests owned, leased or otherwise held by any Loan Party or its Subsidiaries.

“Recipient” means Agent or any Lender, as applicable.

“Register” means as defined in Section 9.7(e).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Related Fund” means with respect to any Lender, any fund that invests in loans and is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, sub agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means at any time, Lenders having Aggregate Exposure Percentages of more than 66 2/3%.

“Requirement of Law” means as to any Person, the Constituent Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or legally binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Database” means any reserve database in ARIES, PHDwin or similar petroleum economics and reservoir engineering software reasonably acceptable to Arranger.

“Reserve Report” means a report prepared by the Petroleum Engineers, in the case of a report delivered pursuant to Section 5.2(c) and Borrower’s internal petroleum engineers, in the case of any report delivered pursuant to Sections 5.2(d) or 4.1(e), regarding the Proved Reserves attributable to the Oil and Gas Properties of the Loan Parties, reasonably satisfactory to Arranger and the Required Lenders in both format and content, and otherwise in compliance with Sections 4.1(e), 5.2(c) and 5.2(d), as applicable. Each Reserve Report shall set forth volumes, projections of the future rate of production, Hydrocarbon prices (which shall be based upon NYMEX Pricing and Hedged Prices and Volumes), net proceeds of production, operating expenses, production taxes and capital expenditures (including all plugging and abandonment obligations), PV 10 Value, in each case based upon assumptions reasonably acceptable to Arranger and the Required Lenders.

“Resignation Effective Date” means as defined in Section 8.9.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means as to any Loan Party, the chief executive officer, president or chief financial officer of such Loan Party, but in any event, with respect to financial matters, the chief financial officer of such Loan Party. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of General Partner.

“Restricted Payments” means as defined in Section 6.6.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or its successor.

“SEC” means the Securities and Exchange Commission (or successor thereto or an analogous Governmental Authority).

“Secured Parties” means collectively, Agent and any Lender.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the collective reference to the Guarantee and Security Agreement, the Mortgages, the Collateral Agency Agreement, each Control Agreement and all other security documents hereafter delivered to Agent granting a Lien on any Property of any Person to secure any of the Obligations.

“Seller” means as defined in the definition of Acquisition Agreement.

“Senior Credit Facility” means a revolving credit facility and each other revolving credit facility that refunds, refinances or replaces such revolving credit facility; provided, that, in each case, (a) the aggregate principal amount of commitments and other availability thereunder does not exceed $75,000,000 at any time, (b) at all times one or more Commercial Lending Institutions hold not less than a majority of the commitments and loans thereunder, (c) the agent thereunder, on behalf of itself and each lender or other secured party thereunder, has executed and delivered the Collateral Agency Agreement or a joinder to the Collateral Agency Agreement and such other documents required pursuant to the terms hereof and (b) Borrower is the sole borrower thereunder.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvency Certificate” means a solvency certificate and analysis by the chief financial officer of Borrower substantially in the form of Exhibit E.

“Solvent” means with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the consolidated assets of such Person will, as of such date, exceed the amount of all consolidated “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the consolidated assets of such Person will, as of such date, be greater than the amount that will be required to pay the consolidated liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its consolidated debts as they mature and (e) such Person is not insolvent within the meaning of any applicable Requirement of Law. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Purchase Agreement Representations” means such representations and warranties made by, or with respect to, the Seller with respect to the Acquired Properties in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Borrower or its Affiliates have the right to terminate its or its Affiliates’ obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Representations” means the representations and warranties set forth in Sections 3.3, 3.4, 3.5, 3.16, 3.21 and 3.22.

“SPV” means as defined in Section 9.7(h).

“Strip Price” means, as of any date of determination, the arithmetic average of the NYMEX Pricing for the immediately succeeding 12 months after such date.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of Capital Stock having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers (or persons performing similar functions) of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, in each case, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantor” means each Subsidiary of Borrower that is a Guarantor.

“Supported QFC” means as defined in Section 9.24.

“Tax Returns” means as defined in Section 3.12.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Representative” means, (a) initially Chambers Energy Management, LP and (b) following the resignation of Chambers Energy Management, LP as Arranger or Term Representative, or at such time Chambers Energy Management, LP and its Affiliates collectively hold Loans with aggregate principal amount equal to less than 10% of the amount of all Loans advanced on the Closing Date, the Term Representative shall be such Person designated in writing to the CAA Agent by the Required Lenders (or the Agent upon direction of the Required Lenders).

“Term SOFR” means, for any calculation, the Term SOFR Reference Rate for a tenor comparable to the Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor. For purposes of calculating the Applicable Premium payable in connection with any prepayment prior to the first anniversary of the Closing Date, the Term SOFR used in such calculation will be with reference to the Term SOFR Reference Rate then applicable to outstanding Loans on such date of determination.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Title Opinion” means a title opinion, in form and substance acceptable to Arranger in its sole discretion, regarding the before payout and after payout ownership interests held by any Loan Party, for all wells located (or to be drilled) on, and otherwise as to the ownership of, such Oil and Gas Property and reflecting that CAA Agent has a legal and valid perfected Lien (subject only to the Permitted Priority Liens) on such Oil and Gas Property (each such opinion with respect to any well to be delivered to Agent prior to the disbursement of royalties with respect to such well).

“Transaction Expenses” means any fees or expenses incurred or paid by either Borrower or any of its Subsidiaries or Affiliates in connection with the Transactions (including, for the avoidance of doubt, any fees or expenses incurred or paid by Borrower or any of its Subsidiaries or Affiliates in connection with any hedging transactions (including termination or amendment thereof), due diligence with respect to the Transactions or any deliverables to be provided or actions to be taken on a post-closing basis), this Agreement, the Senior Credit Facility and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Acquisition and the consummation of the transactions in accordance with the Purchase and Sale Agreement, (c) the funding of the Loans on the Closing Date and the entering into and consummation of the transactions under the Senior Credit Facility, in each case, on the Closing Date and the execution and delivery of Loan Documents entered into on the Closing Date and (d) the payment of Transaction Expenses.

“Transferee” means as defined in Section 9.15.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” means as defined in Section 9.24.

“U.S. Tax Compliance Certificate” means as defined in Section 2.11(f)(ii)(B)(3).

“UCC” means the Uniform Commercial Code, as in effect from time to time in the State of New York or other applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unadjusted Purchase Price” means as defined in Section 4.1(o)(i).

“Volumetric Production Payment” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Wholly Owned Subsidiary” means as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Borrower.

“Withholding Agent” means any Loan Party or Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided that for purposes of Section 6.1, any non-cash items arising under FAS 133, 142, 143 or 144 shall be excluded from the relevant calculation.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All calculations of financial ratios set forth in Section 6.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

(f) References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative.

(g) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(h) The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

(i) The terms “Lender” and “Agent” include their respective successors.

(j) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities (as such term is defined in the Securities Act), revenues, accounts, leasehold interests and contract rights.

(k) Each reference to “Loan Party” in Article III shall include Borrower, General Partner and any Subsidiary of Borrower that is, or pursuant to Sections 5.12 or 6.15 is required to be, a Guarantor.

1.3 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

1.4 Rates. Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including the selection of such rate and any related spread or other adjustment or whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Loan Parties. Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case, pursuant to the terms of this Agreement, and shall have no liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.5 Pro Forma Calculations. For all purposes under this Agreement calculation as of any date of determination, for any period, of Asset Coverage Ratio, Consolidated Leverage Ratio or Consolidated EBITDA:

(a) shall be determined on a pro forma basis, as of any date of such determination, for all Investments, acquisitions, Dispositions and incurrences and repayment of Indebtedness made by any Loan Party during any reference period or subsequent to such reference period and on or prior to or simultaneously with such determination shall be included for such period as if such event had occurred on the first day of such reference period, and reflecting the changes in Consolidated EBITDA and Consolidated Net Income resulting therefrom (assuming the consummation of such event and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period);

(b) any NYMEX Pricing used in such calculation shall be the closing settlement price on a date not earlier than 10 days prior to such date of determination; and

(c) Borrower shall have delivered to Agent a certificate of a Responsible Officer containing reasonably detailed calculations evidencing satisfaction of such condition.

Article II
AMOUNT AND TERMS OF COMMITMENTS

2.1 Loan Commitments.

(a) Subject to the terms and conditions hereof, each of the Lenders severally agrees to make a term loan to Borrower requested by Borrower pursuant to Section 2.2 (the “Loans”) in an aggregate principal amount for all such Loans equal to $825,000,000. The Loans shall be made on the Closing Date (in an amount for each Lender not in excess of its Commitment) and, subject to Section 2.5(b), funded net of the OID Amount.

(b) Once borrowed or repaid, the Loans may not be reborrowed, and any Commitment, once terminated or reduced, may not be reinstated. Each Lender’s Commitment shall automatically and without notice be reduced to zero immediately after the funding of any Loans on the Closing Date.

2.2 Procedures for Borrowing. Borrower shall deliver to Agent a Borrowing Notice (which Borrowing Notice must be received by Agent prior to 10:00 A.M., New York City time, three Business Days prior to the Closing Date) requesting that the Lenders make the Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such Borrowing Notice, Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date for the Loans specified hereunder, each Lender shall make available to Agent at the Funding Office an amount in Dollars and in immediately available funds equal to the Loan to be made by such Lender. Agent shall make available to Borrower the aggregate of the amounts made available to Agent by the Lenders, in like funds as received by Agent.

2.3 Maturity Date. The Loans of each Lender shall mature on December 31, 2026 (the “Maturity Date”).

2.4 Repayment of Loans; Evidence of Debt.

(a) Borrower hereby unconditionally promises to pay to Agent for the account of the appropriate Lender the remaining principal amount of each Loan of such Lender on the Maturity Date or on such earlier date on which the Loans become due and payable pursuant to Section 2.6 or 2.7 or Article VII. Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.8.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) Agent, on behalf of Borrower, shall maintain the Register pursuant to Section 9.7(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) both the amount of any sum received by Agent hereunder from Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to this Section 2.4 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, that the failure of any Lender or Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Loans made to Borrower by such Lender in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the Register and corresponding accounts and records of Agent shall control in the absence of manifest error.

(e) Borrower agrees that, upon the request to Agent by any Lender, Borrower will promptly execute and deliver to such Lender a promissory note of Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit F (a “Note”), with appropriate insertions as to date and principal amount; provided that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.

2.5 Fees.

(a) Borrower agrees to pay to Agent and the Lenders, in their respective capacities as such, the fees in the amounts and on the dates from time to time agreed to in writing among Borrower, Agent and the Lenders.

(b) Any Lender may, in its discretion, take any portion (or all) of its pro rata share of the OID Amount or any fees payable to it hereunder in the form of original issue discount or upfront fees in such proportion as it may elect in writing.

2.6 Optional Prepayments.

(a) Borrower may, upon at least three Business Days’ prior written notice to Agent stating the Prepayment Date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Loans, in whole or in part, at Borrower’s option, together with accrued interest through the Prepayment Date on the principal amount prepaid, in accordance with the provisions of this Agreement. Each prepayment of Loans pursuant to this Section 2.6(a) made prior to the second anniversary of the Closing Date, shall be accompanied by the concurrent payment of the Applicable Premium with respect to the principal amount of the Loans being prepaid. For purposes hereof, the “Applicable Premium” shall be a cash amount equal to:

If prepaid at any time prior to the first anniversary of the Closing Date	The undiscounted interest that would have accrued on the principal amount prepaid, including under Section 2.8(b), from the date of prepayment to the first anniversary of the Closing Date plus 1.0% of the aggregate amount prepaid

If prepaid on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date	1.0% of the aggregate amount prepaid

(b) Each partial prepayment shall be in an aggregate amount not less than $10,000,000 or integral multiples of $10,000,000 in excess thereof, and any such prepayment must be accompanied by payment of Agent’s and each Lender’s out-of-pocket expenses. Upon the giving of any such notice of prepayment, the principal amount of the Loans specified to be prepaid, together with the accrued interest thereon through the Prepayment Date shall become due and payable on the Prepayment Date and, if applicable, the Applicable Premium, shall become due and payable on the Prepayment Date; provided that any such notice may be subject to one or more conditions precedent, including any Disposition, the consummation of a refinancing or other event, and the amount specified to be prepaid shall not become due and payable on the Prepayment Date upon the failure of any one of such conditions.

(c) Any optional prepayment under this Section 2.6 shall be applied to the Loans as set forth in Section 2.9.

2.7 Mandatory Prepayments.

(a) Beginning with the Interest Period ending June 30, 2024, on each March 31, June 30, September 30 and December 31 of each year (or if any such date is not a Business Day, such payment date shall be the preceding Business Day), Borrower shall repay (at par and without premium, including the Applicable Premium, or penalty) the Loans in quarterly installments each equal to 2.50% of aggregate principal amount of the Loans advanced as of the Closing Date (without giving effect to any reduction of the amount funded in respect of the OID Amount). For clarity, no mandatory prepayment pursuant to this Section 2.7 or otherwise shall offset or reduce the amount payable under this Section 2.7(a).

(b) If any Loan Party shall incur any Indebtedness (other than Permitted Indebtedness), then on the date of receipt thereof, Borrower shall apply the Net Cash Proceeds from such incurrence of Indebtedness to repay, on a pro rata basis, the Loans and other Obligations under this Agreement and the loans and other obligations under the Senior Credit Facility. Any amounts payable in respect to the Loans and Obligations hereunder shall first be applied to interest, fees and Applicable Premium, if any. The provisions of this Section 2.7(b) do not constitute a consent to the incurrence of any Indebtedness.

(c) If Borrower or any Subsidiary shall receive Net Cash Proceeds from any individual Asset Sale or series of related Asset Sales in excess of $10,000,000, or in excess of $20,000,000 from all Asset Sales made during any fiscal year, then within three Business Days following receipt thereof, Borrower shall apply such excess Net Cash Proceeds as follows:

(i) firstly, to repay loans under the Senior Credit Facility to the extent required by the terms thereof, and as in effect on the date hereof, in an amount equal to the amount of the Net Cash Proceeds received therefrom; and then

(ii) to prepay the maximum principal amount of the Loans together with accrued but unpaid interest and Applicable Premium, if any, to the date of such repayment that may be repaid with the remaining amount of the Net Cash Proceeds received therefrom, unless prior to such third Business Day Borrower elects, by written notice delivered to Agent, to make one or more Qualified Investments with any portion or all of such remaining Net Cash Proceeds and provided (1) such Qualified Investment is consummated within 180 days after receipt of such Net Cash Proceeds, (2) such Net Cash Proceeds are held in a deposit account subject to a Control Agreement at all times from the date of receipt through the date of such reinvestment, and (3) aggregate Qualified Investments made under this Section 2.7(c) do not exceed $100,000,000 in the aggregate.

The provisions of this Section 2.7(c) do not constitute a consent to the making of any Asset Sale by or to any Loan Party.

(d) Upon the occurrence of a Change of Control, Borrower will make an offer (a “Change of Control Offer”) to each Lender to immediately prepay all, but not less than all, of outstanding principal amount of such Lender’s Loans, together with the accrued unpaid interest and Applicable Premium, if any, thereon to the date of repayment. Not later than the Business Day following any Change of Control, Borrower will provide notice Agent and each Lender describing the transaction or transactions that constitute the Change of Control and stating that (i) the Change of Control Offer is being made pursuant to this Section 2.7(d), (ii) all Loans of electing Lenders will be prepaid, together with the accrued unpaid interest and Applicable Premium, if any, thereon to the date of repayment, (iii) the date on which the Change of Control Offer expire, which shall be no earlier than 10 Business Days and no later than 15 Business Days from the date such notice provided. Lenders may exercise the right to require prepayment following any Change of Control by delivery of a written election to Borrower and Agent as provided in the Change of Control Offer. Borrower shall repay all Loans of Lenders electing to require such prepayment on the Business Day immediately following expiration of the Change of Control Offer. The provisions of this Section 2.7(d) do not constitute a consent to the occurrence of any Change of Control.

(e) Each prepayment of the Loans pursuant to this Section 2.7 shall be applied in accordance with Section 2.9 and shall be accompanied by a cash payment of the accrued interest on the principal amount be prepaid as of such date. Each prepayment of the Loans pursuant to Sections 2.7(b), 2.7(c) and 2.7(d) on or prior to the second anniversary of the Closing Date shall be accompanied by the Applicable Premium, as applicable.

2.8 Interest Rates, Payment Dates and Computation of Interest and Fees.

(a) Subject to the provisions of Section 2.8(b), each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Interest Rate.

(b) (i) If all or a portion of the principal amount of any Loan or interest thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or there shall occur and be continuing any other Event of Default, all outstanding Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the highest applicable Interest Rate for such Loans pursuant to Section 2.8(a) plus 2.00%, the (“Default Rate”), but in no event to exceed the Highest Lawful Rate, from the date of such nonpayment of principal or occurrence of such Event of Default, respectively, until such amount of principal is paid in full (after as well as before judgment) or until such Event of Default is no longer continuing, respectively, and (ii) if all or a portion of any interest payable on any Loan or any fee (including any Applicable Premium) or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Default Rate, in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (after as well as before judgment).

(c) Subject to Section 2.9(h), interest shall be payable in cash in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.8(b) shall be payable from time to time on demand.

(d) If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall then be due and payable on the immediately preceding Business Day.

(e) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a year of 360 days and, in each case, shall be payable for the actual number of days elapsed (including the first day and the last day). Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(f) In connection with the use or administration of Term SOFR, Agent, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.9 Application of Payments; Place of Payments.

(a) The borrowing by Borrower from the Lenders hereunder, any reduction of the Commitments of the Lenders and, subject to Section 2.9(c), each payment by Borrower on account of any commitment fee, shall be made pro rata according to the Aggregate Exposure Percentages of the relevant Lenders. Each payment (including any prepayment) in respect of principal or interest in respect of any Loans and each payment in respect of fees (other than fees payable in accordance with Section 2.5) or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders. Amounts prepaid on account of the Loans may not be reborrowed. If at any time insufficient funds are received by and available to Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(b) So long as no Event of Default shall have occurred and be continuing all payments and any other amounts received by Agent from or for the benefit of Borrower shall be applied:(i) first, to pay all Obligations then due and payable and (ii) second, to Loans in inverse order of maturity.

(c) After the occurrence and during the continuance of any Event of Default, Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral, and agrees that Agent may, and shall upon either (A) the written direction of the Required Lenders or (B) the acceleration of the Obligations pursuant to Section 7.1, apply all payments in respect of any Obligations and all proceeds of Collateral in the following order, subject to the Collateral Agency Agreement:

(i) first, to the payment or reimbursement of Agent for all costs, expenses, disbursements and losses incurred by Agent and which any Loan Party is required to pay or reimburse pursuant to the Loan Documents;

(ii) second, to the payment or reimbursement of the Secured Parties for all costs, expenses, disbursements and losses incurred by such Persons and which any Loan Party is required to pay or reimburse pursuant to the Loan Documents;

(iii) third, to the payment of interest and premium (including any Applicable Premium) on the Loans which is then due;

(iv) fourth, to the payment of principal of the Loans which are then due;

(v) fifth, to the payment to the Secured Parties of all other Obligations; and

(vi) sixth, to whomsoever shall be legally entitled thereto.

(d) If any Lender owes payments to Agent hereunder, any amounts otherwise distributable under this Section 2.9 to such Lender shall be deemed to belong to Agent to the extent of such unpaid payments, and Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender. All distributions of amounts described in paragraphs second and fifth above shall be made by Agent to each Lender, on a pro rata basis determined by the amount such Obligations owed to such Lender represents of the aggregate amount of all such Obligations.

(e) All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, premium, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 11:00 a.m., New York City time, on the due date thereof to Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by Borrower after 11:00 a.m., New York City time, on any Business Day shall be deemed to have been made on the next following Business Day. Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.

(f) Unless Agent shall have been notified in writing by any Lender prior to the borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to Agent may assume that such Lender is making such amount available to Agent, and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to Agent by the required time on the Closing Date, such Lender and Borrower severally agree to pay to Agent, on demand, such amount with interest thereon at a rate equal to, in the case of a payment to be made by such Lender, the greater of (i) the daily average Federal Funds Rate and (ii) the rate determined by Agent in accordance with the banking industry rules on interbank compensation, and in the case of a payment to be made by Borrower, the interest rate applicable to the applicable borrowing for the period until such amount is immediately available to Agent. A certificate of Agent submitted to any Lender and Borrower with respect to any amounts owing under this Section 2.9(f) shall be conclusive in the absence of manifest error. If Borrower and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable borrowing to Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Agent.

(g) Unless Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Agent, Agent may assume that Borrower is making such payment, and Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to Agent by Borrower within three Business Days after such due date, Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Rate. Nothing herein shall be deemed to limit the rights of Agent or any Lender against Borrower.

(h) Each payment of the Loans shall be accompanied by accrued interest through the date of such payment on the amount paid.

2.10 Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender) or shall impose on such Lender any other condition and the result of any of the foregoing is to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.10, it shall promptly notify Borrower (with a copy to Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.10 submitted by any Lender to Borrower (with a copy to Agent) shall be conclusive in the absence of manifest error. The obligations of Borrower pursuant to this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. For the avoidance of doubt, this Section 2.10 shall not apply to any taxes that are (a) Indemnified Taxes, (b) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (c) Connection Income Taxes or (d) Taxes described in Section 2.13(a)(ii).

2.11 Taxes.

(a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Documents shall be made free and clear of, and without deduction or withholding for Taxes, except as required by applicable law; provided, that if any Withholding Agent shall be required to deduct or withhold any Taxes from such payments (as determined in the good faith discretion of the applicable Withholding Agent), then (i) the applicable Withholding Agent shall make such deductions or withholdings, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) if such Tax is an Indemnified Tax, the sum payable to the applicable Recipient shall be increased as necessary by the applicable Loan Party so that after making all required deductions and withholdings (including deductions and withholdings of Taxes applicable to additional sums payable under this Section 2.11(a)), the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of any Other Taxes.

(c) Without duplication of the amounts paid pursuant to Sections 2.11(a) or (b), Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered by Agent, on its own behalf or on behalf of a Recipient, to Borrower shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify Agent, within 10 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to Agent under this Section 2.11(d).

(e) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.11, the Loan Party shall deliver to Agent a certified copy of an original official receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(f)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower and Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.11(f)(ii)(A), 2.11(f)(ii)(B) and 2.11(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower and Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower and Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner; and

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date of which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower and Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower and Agent to determine the withholding or deduction required to be made.

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.11(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) On or before the date on which Texas Capital Bank (and any successor or replacement Agent) becomes Agent hereunder, it shall deliver to Borrower two executed copies of either (A) IRS Form W-9, or (B) IRS Form W-8 ECI with respect to any payments to be received on its own behalf and IRS Form W-8IMY (certifying that it is either a “qualified intermediary” within the meaning of Section 1.1441-1(e)(5) of the United States Treasury Regulations that has assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code, or a “U.S. branch” within the meaning of Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations that is treated as a U.S. Person for purposes of withholding obligations under the Code) for the amounts Agent receives for the account of others.

(iv) Each Lender and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(g) If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.11, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.11(g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.11 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

(h) Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section, the term “applicable law” includes FATCA.

2.12 Mitigation Obligations; Change of Lending Office; Replacement of Lenders.

(a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10, 2.11(a) or 2.13 with respect to such Lender, it will, if requested by Borrower, use reasonable efforts to file any certificate or document reasonably requested by Borrower (consistent with legal and regulatory restrictions) to designate another lending office for any Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates with the object of avoiding the consequences of such event; provided that such designation or assignment is made on terms that, in the judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.12 shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to Sections 2.10, 2.11(a) or 2.13. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 2.11 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) Lenders with an Aggregate Exposure Percentage equal to at least a 75% are not subject to such increased costs or illegality, (ii) such replacement does not conflict with any Requirement of Law, (iii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iv) prior to any such replacement, such Lender shall have taken no action under Section 2.11 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.10 or 2.11, (v) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to Agent and Arranger, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 2.11 (provided that Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) Borrower shall pay any Applicable Premium otherwise payable as a result of an optional prepayment pursuant to Section 2.6, as well as all additional amounts (if any) required pursuant to Section 2.10 or 2.11, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (x) any such replacement shall not be deemed to be a waiver of any rights that Borrower, Agent, Arranger or any other Lender shall have against the replaced Lender.

2.13 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.14 Inability to Determine Rates. Subject to Section 2.16, if, on or prior to the first day of any Interest Period for any Loan (a) Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or (b) the Required Lenders determine that for any reason in connection with any request for a Loan or a conversion thereto or a continuation thereof that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to Agent, upon notice thereof by Agent to Borrower, then all Loans shall thereafter bear interest at the Prime Rate plus the Margin in the amount specified therein.

2.15 Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Adjusted Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Adjusted Term SOFR, then, upon notice thereof by such Lender to Borrower (through Agent) (an “Illegality Notice”), any obligation of the Lenders to make Loans shall be suspended, in each case until each affected Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to Agent), prepay on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans to such day, in each case until Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR.

2.16 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, (A) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.16(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right, in consultation with Borrower to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, Borrower or any Lender (or group of Lenders) pursuant to this Section 2.16(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a Loan and, failing that, Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans that bear interest at the Prime Rate plus the Margin.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise), shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; third, if so determined by Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If Borrower and Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III
REPRESENTATIONS AND WARRANTIES

To induce Agent and the Lenders to enter into this Agreement and to make the Loans, Borrower hereby represents and warrants to Agent and each Lender that, after giving effect to the consummation of the Acquisition, on the date hereof and on the Closing Date:

3.1 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet of Borrower as at October 31, 2023 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to Agent, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof, (iii) the consummation of the initial public offering of Borrower and the use of the proceeds thereof, and (iv) the payment of fees, expenses and taxes in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as of September 30, 2023, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of Borrower as at December 31, 2020, December 31, 2021 and December 31, 2022, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Independent Accountants, present fairly the consolidated financial condition of Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Borrower as at September 30, 2023, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as provided on Schedule 3.1(b), no Loan Party has any material Guarantee Obligations, contingent liabilities, or any long term leases or unusual forward or long term commitments, including, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from September 30, 2023 to and including the date hereof there has been no Disposition by any Loan Party of any material part of its business or Property.

3.2 No Change. Since December 31, 2022, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law.

(a) Each of the Loan Parties (i) is duly incorporated, organized or formed, as applicable, validly existing and (if relevant) in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as the case may be, (ii) has the corporate, company or partnership power and authority, as applicable, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation, company or partnership, as applicable, and (if relevant) in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) is in compliance with its Constituent Documents and (v) is in compliance with all Requirements of Law (other than its Constituent Documents) except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party has all Permits necessary for the ownership and, if any Loan Party is the operator, operation of its Oil and Gas Properties and the conduct of its businesses except for those Permits the failure of which to have could not reasonably be expected to have a Material Adverse Effect, and is in compliance in all material respects with the terms and conditions of all such Permits. To the Loan Parties’ knowledge, each Person other than any Loan Party operating any Oil and Gas Property has all necessary Permits and is in compliance in all material respects with the terms and conditions of all such Permits.

(c) The Oil and Gas Properties operated by any Loan Party and, to Borrower’s knowledge, the Oil and Gas Properties operated by any Person other than any Loan Party, have been maintained, operated and developed in a good and workmanlike manner and in conformity in all material respects with all Requirements of Law and in conformity in all material respects with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection: (i) no Oil and Gas Property is subject to having allowable production reduced after the Closing Date below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date; and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) is deviated from the vertical or horizontal (as applicable) more than the maximum permitted by Requirements of Law, and such wells are, in fact, bottomed under and are producing from, and the wellbores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).

3.4 Entity Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority (corporate or otherwise), and the legal right, to make, deliver and perform the Loan Documents and the Acquisition Documents to which it is a party and, in the case of Borrower, to borrow hereunder and to consummate the Acquisition. Each Loan Party has taken all necessary corporate, limited liability company, partnership or other action to authorize the execution, delivery and performance of the Loan Documents and the Acquisition Documents to which it is a party and, in the case of Borrower, to authorize the borrowings on the terms and conditions of this Agreement and to consummate the Acquisition on the terms and conditions set forth in the Acquisition Documents. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition, the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents or the Acquisition Documents except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.21. Each Loan Document and each Acquisition Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. The consents, authorizations, filings and notices received as of the Closing Date which are described on Schedule 3.4 constitute all of the consents, authorizations, filings and notices required in order for the Loan Parties to acquire, own (legally and of record) and grant a security interest in the Acquisition Properties. This Agreement and each Acquisition Document constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the Acquisition Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law (except to the extent such violations could not reasonably be expected to result in a Material Adverse Effect) or any material Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Loan Party could reasonably be expected to have a Material Adverse Effect. No performance of a Contractual Obligation by any Loan Party, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Permitted Lien) on the Property of any Loan Party.

3.6 Existing Indebtedness. Set forth on Schedule 3.6 is a complete and accurate list of all Indebtedness of each Loan Party outstanding immediately prior to the Closing Date, the making of the Loans hereunder and the application of proceeds therefrom, and no Loan Party shall have any Indebtedness except the Indebtedness incurred under this Agreement, the Senior Credit Facility and any Qualified Hedging Agreement.

3.7 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to Borrower’s knowledge, threatened by or against any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, the Acquisition Documents, or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

3.8 No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.9 Ownership of Property.

(a) Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its Real Property (other than the Oil and Gas Properties), and Defensible Title to, or a valid leasehold interest in, all other Property material to its business (other than the Oil and Gas Properties), and none of such Property is subject to any Lien other than Permitted Liens.

(b) Each Loan Party has, and, after giving effect to the Acquisition, will have, Defensible Title to all of its Oil and Gas Properties which constitute Proved Reserves or other Hydrocarbon Interests, and good and defensible title to all of the Oil and Gas Properties which constitute, for applicable state law purposes, “personal” or “movable” property, in each case except for Permitted Liens. The Mortgaged Properties consist Oil and Gas Properties constituting not less than 98% in PV 10 Value of the Proved Reserves owned by the Loan Parties.

(c) The quantum and nature of any interest in and to the Oil and Gas Properties of any Loan Party as set forth in the most recent Reserve Report includes the entire interest of such Loan Party in such Oil and Gas Properties as of the date of such applicable Reserve Report delivered by Borrower to Agent pursuant to Sections 4.1(e), 5.2(c) or 5.2(d), as applicable, and are complete and accurate in all material respects as of the date of such applicable Reserve Report; and there are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of such Loan Party in such Oil and Gas Properties except as reflected in the most recent Reserve Report. The ownership of the Oil and Gas Properties by a Loan Party entitles such Loan Party to the share of the Hydrocarbons produced therefrom or attributable thereto set forth as such Loan Party’s “net revenue interest” therein as set forth in the most recent Reserve Report and does not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development or operations of any such Oil and Gas Property in an amount in excess of the “working interest” of such Loan Party in each Oil and Gas Property set forth in the most recent Reserve Report.

(d) Each Loan Party’s marketing, gathering, transportation, processing and treating facilities and equipment, if any, together with any marketing, gathering, transportation, processing and treating contracts in effect between or among such Loan Party and its Subsidiaries, on the one hand, and any other Person, on the other hand, are sufficient to gather, transport, process or treat, reasonably anticipated volumes of production of Hydrocarbons from the Oil and Gas Properties, and all related charges are accurately reflected and accounted for in each Reserve Report delivered to Agent pursuant to this Agreement.

(e) The Hydrocarbon Interests and operating agreements attributable to the Oil and Gas Properties are in full force and effect in all material respects in accordance with their terms. All rents, royalties and other payments due and payable under such Hydrocarbon Interests and operating agreements have been properly and timely paid.

(f) Except as disclosed on Schedule 3.4, no Required Consents or Preferential Rights (each as defined in the Acquisition Agreement) exist or remain outstanding with respect to the interests of any Loan Party in the Acquisition Properties to the extent any such Required Consents or Preferential Rights would limit or otherwise adversely affect the ownership by the Loan Parties of such properties or the rights granted to Agent or CAA Agent for the benefit of the Lenders under the Security Documents.

3.10 Insurance. All policies of insurance of any kind or nature of any Loan Party, including policies of fire, theft, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by businesses of the size and character of such Loan Party. No Loan Party has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

3.11 Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use by any Loan Party of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor, to Borrower’s knowledge, is there any valid basis for any such claim. The use of Intellectual Property by any Loan Party does not infringe on the rights of any Person in any material respect.

3.12 Taxes. Each Loan Party has filed or caused to be filed all material federal, state and other tax returns, reports and statements (collectively, “Tax Returns”) that are required to be filed by such Loan Party with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed; all such Tax Returns are true and correct in all material respects and each Loan Party has paid, prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, all material Taxes shown to be due and payable on said Tax Returns or on any assessments made against it or any of its Property and all other Taxes imposed on it or any of its Property by or otherwise due and payable to any Governmental Authority (other than any such Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party); no Tax Return is under audit or examination by any Governmental Authority with respect to any material Tax and no notice of such an audit or examination or any assertion of any claim for any material Tax has been given or made by an Governmental Authority; no Lien for material Taxes (other than any Permitted Lien) has been filed against the Property of any Loan Party, and to each Loan Party’s knowledge, no claim is being asserted, with respect to any such material Tax, fee or other charge. No Loan Party (i) intends to treat the Loans or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulations Section 1.6011-4) or (ii) is aware of any facts or events that would result in such treatment; and no Loan Party is a party to any tax allocation or tax sharing agreement with any Person, other than agreements entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes.

3.13 Federal Regulations. No part of the proceeds of any Loans will be used for buying or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or Agent, Borrower will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.14 Labor Matters. There are no strikes, stoppages or slowdowns or other labor disputes against any Loan Party pending or, to Borrower’s knowledge, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Loan Party.

3.15 ERISA Plans. Except as would not reasonable be expected to result in liability to a Loan Party in excess of $10,000,000, No Loan Party maintains or has liability with respect to any “employee pension benefit plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder (“ERISA”), which is covered by Title IV of ERISA or is subject to the minimum funding standards of Section 412 of the Code and in respect of which any Loan Party is an “employer” as defined in Section 3(5) of ERISA (an “ERISA Plan”); nor is or has been any Loan Party a “commonly controlled entity” with any other Person within the meaning of Section 4001 of ERISA or part of a group that is treated as a single employer under Section 414 of the Code.

3.16 Regulations.

(a) No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

(b) None of the Loan Parties and their Subsidiaries, and to the knowledge of the Loan Parties, none of the current operators of the Oil and Gas Properties (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(c) Each of the Loan Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.17 Capital Stock; Subsidiaries.

(a) All of the outstanding Capital Stock of each Loan Party and each Subsidiary thereof has been duly authorized and validly issued and is fully paid and non-assessable and, in the case of each Loan Party and Subsidiary, has been duly pledged as Collateral under the Guarantee and Security Agreement and is free and clear of all Liens (except Permitted Priority Liens).

(b) The Subsidiaries listed on Schedule 3.17 constitute all the Subsidiaries of each Loan Party as of the Closing Date. Schedule 3.17 sets forth as of the Closing Date and after giving effect to the Transactions, the exact legal name (as reflected on the certificate of incorporation (or formation) and jurisdiction of incorporation (or formation) of each Subsidiary of any Loan Party) and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by each Loan Party.

(c) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than any stock options with respect to Capital Stock of Borrower granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Loan Party, except as disclosed on Schedule 3.17.

(d) General Partner owns directly all of the outstanding general partner interest in Borrower. No Loan Party owns or holds, directly or indirectly, any Capital Stock of any Person other than any Subsidiary. Borrower owns, directly or indirectly through other Subsidiaries, all of the outstanding Capital Stock of its Subsidiaries. Each Loan Party is a party to the Guarantee and Security Agreement.

(e) There are no agreements or understandings (other than the Loan Documents) (i) to which any Loan Party is a party with respect to the voting, sale or transfer of any shares of Capital Stock of Borrower or restricting the transfer or hypothecation of any such shares or (ii) with respect to the voting, sale or transfer of any shares of Capital Stock of any Loan Party or restricting the transfer or hypothecation of any such shares.

3.18 Use of Proceeds. The proceeds of the Loans shall be used (a) to fund the Acquisition, (b) to refinance the Existing Credit Agreement, (c) to pay Transaction Expenses and (d) for general corporate purposes of the Loan Parties (but excluding any distribution on Capital Stock of Borrower).

3.19 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a) Each Loan Party and each Subsidiary thereof: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of their Environmental Permits; and (iv) reasonably believes that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b) Materials of Environmental Concern are not present at, on, under, in, or from any Oil and Gas Property or other real property now or, to Borrower’s knowledge, formerly owned, leased or operated by any Loan Party, or, to Borrower’s knowledge, at any location to which Materials of Environmental Concern have been sent by or on behalf of ay Loan Party for re-use or recycling or for treatment, storage, or disposal which could reasonably be expected to (i) give rise to liability of any Loan Party or any Subsidiary thereof under any applicable Environmental Law or otherwise result in costs to any Loan Party or any Subsidiary thereof, or (ii) interfere with the continued operations of any Loan Party or any Subsidiary thereof, or (iii) impair the fair saleable value of any Oil and Gas Property or other real property owned or leased by any Loan Party or any Subsidiary thereof.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law or Environmental Permit to which any Loan Party or any Subsidiary thereof is, or to Borrower’s knowledge, will be, named as a party that is pending or, to Borrower’s knowledge, threatened.

(d) No Loan Party or any Subsidiary thereof has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) No Loan Party has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) No Loan Party has assumed or retained, by written contract or, to Borrower’s knowledge, by operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

(g) As of the Closing Date, Borrower has made available to Agent and the Lenders copies of all significant third-party reports in its possession or control regarding compliance by any Loan Party with or potential liability of any Loan Party under Environmental Law or Environmental Permits.

3.20 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to Agent or the Lenders or any of them, by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general forward-looking nature) for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.21 Security Documents.

(a) The Guarantee and Security Agreement is effective to create in favor of CAA Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Capital Stock described in the Guarantee and Security Agreement, when any stock certificates representing such Pledged Capital Stock are delivered to CAA Agent and, in the case of Pledged Capital Stock that is a “security” (as defined in the UCC) but is not evidenced by a certificate, when an instructions agreement, substantially in the form of Annex A to the Guarantee and Security Agreement, has been delivered to Agent, and in the case of any other Collateral described in the Guarantee and Security Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.21(a)-1 (which financing statements may be filed by CAA Agent) at any time and such other filings as are specified on Schedule 2 to the Guarantee and Security Agreement have been completed (all of which filings may be filed by CAA Agent) at any time, the Guarantee and Security Agreement shall constitute a valid Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Security Agreement), in each case prior and superior in right to any other Person (except Permitted Priority Liens). Schedule 3.21(a)-2 lists each UCC financing statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date. Schedule 3.21(a)-3 lists each UCC financing statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, Borrower will have delivered to CAA Agent, or caused to be filed, duly completed UCC termination statements, signed by the relevant secured party, in respect of each such UCC financing statement.

(b) Each of the Mortgages is effective to create in favor of CAA Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof; and when the Mortgages are filed in the offices specified on Schedule 3.21(b) (in the case of Mortgages to be executed and delivered on the Closing Date) or in the recording office designated by Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 5.11(c)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds and products thereof, as security for the Secured Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage).

3.22 Solvency. After giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, Borrower and its Subsidiaries are Solvent.

3.23 Gas Imbalances. On a net basis there are no Gas Imbalances in excess of the amounts permitted under Section 6.19 and there are no take or pay or other prepayments with respect to any Oil and Gas Properties which would require any Loan Party to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

3.24 Hedging Agreements. Schedule 3.24 (which Schedule 3.24 shall be deemed supplemented by any certificate delivered by Borrower pursuant to Section 5.2(b) (so long as no Default or Event of Default has occurred and is continuing at the time of delivery thereof)) sets forth a true and complete list of all commodity price Hedging Agreements with any Person in effect as of the Closing Date (and any other Hedging Agreements permitted under Section 5.11) of each Loan Party, the material terms thereof (including the type, term, effective date, termination date, notional amounts or volumes and swap or strike prices, as the case may be), all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

3.25 Reserve Reports. To Borrower’s knowledge, (i) the assumptions stated or used in the preparation of each Reserve Report are reasonable (it being understood by Agent and the Lenders that assumptions as to future results are subject to uncertainty and that no assurance can be given that any particular projections will be realized to the extent beyond any Loan Party’s control), (ii) all information furnished by any Loan Party to the Petroleum Engineers for use in the preparation of each Reserve Report was accurate in all material respects at the time furnished, (iii) there has been no decrease in the amount of the estimated Proved Reserves shown in any Reserve Report since the date thereof, except for changes which have occurred as a result of production in the ordinary course of business, and (iv) at the time furnished, no Reserve Report omitted any statement or information necessary to cause the same not to be misleading to Agent and the Lenders in any material respect.

3.26 Sale of Production. No Oil and Gas Property is subject to any contractual or other arrangement (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (ii) whereby payments are made to any Loan Party other than by checks, drafts, wire transfer advices or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed on Schedule 3.26 in connection with the Oil and Gas Properties to which such contract or agreement relates: (i) no Oil and Gas Property is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on one year’s (or fewer) notice, other than as consented to by Agent and Arranger, and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions made on the best terms available with third parties not affiliated with any Loan Party. Each Loan Party is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by a production sales contract or marketing contract listed on Schedule 3.26 that is computed in accordance with the terms of such contract, and no Loan Party is having deliveries of production from such Oil and Gas Property curtailed substantially below such Property’s delivery capacity. All production and sales of Hydrocarbons produced or sold from any Oil and Gas Properties has been accounted for and paid to the Persons entitled thereto, in compliance in all material respects with all applicable Requirements of Law.

3.27 Contingent Obligations. There will be no material Contingent Obligations of any Loan Party existing as of the Closing Date.

3.28 Bank Accounts. Schedule 3.28 lists all accounts maintained by or for the benefit of any Loan Party with any bank or financial institution.

3.29 Material Contracts. As of the date of this Agreement, (a) all material contracts of Borrower and its Subsidiaries required under the rules and regulations of the Securities Exchange Act of 1934, including Item 601 thereof, to be filed with the SEC have been filed and are publicly available, (b) except as set forth on Schedule 3.29 there are no agreements with or among Borrower, any Subsidiary of Borrower and any related persons required to be described pursuant to the rules and regulations of the Securities Exchange Act of 1934, including Item 404 and (c) except as set forth on Schedule 3.29, none of Borrower or any Subsidiary is a party to any midstream transportation agreement containing minimum volume commitment or similar obligations.

3.30 Acquisition Documents. The Acquisition Documents listed on Schedule 3.30 attached hereto constitute all of the material agreements, instruments and undertakings to which any Loan Party is bound or by which such Person or any of its property or assets is bound or affected relating to, or arising out of, the Acquisition (including, any agreements, instruments or undertakings assumed pursuant to the Acquisition Agreement). None of such material agreements, instruments or undertakings have been amended, supplemented or otherwise modified, and all such material agreements, instruments and undertakings are in full force and effect. No Loan Party which is party to any Acquisition Documents is currently in default thereunder and no party thereto, or any other Person, has the right to terminate any Acquisition Documents.

3.31 No Burdensome Restrictions. Except as set forth on Schedule 3.31, neither Borrower nor any Subsidiary is a party to or bound by any contract, or subject to any restriction in any Constituent Document, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

Article IV
CONDITIONS PRECEDENT

4.1 Conditions to Closing Date. The effectiveness of this Agreement and the obligations of Agent and each Lender hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent:

(a) Loan Documents. Subject to Section 6.22, Agent shall have received the following documents, in each case executed and delivered by a duly authorized officer of each of the parties thereto, and each in form and substance satisfactory to Agent and Arranger: (i) this Agreement, (ii) the Collateral Agency Agreement and (iii) the Guarantee and Security Agreement for each other Loan Party.

(b) Pledged Capital Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. CAA Agent shall have received (i) the certificates representing the shares of Capital Stock that are certificated securities and that are pledged pursuant to the Guarantee and Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) in the case of Capital Stock that is a “security” (as defined in the UCC) but is not evidenced by a certificate, an instructions agreement, substantially in the form of Annex A to the Guarantee and Security Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Security Agreement, and (iii) each promissory note pledged pursuant to the Guarantee and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to Arranger) by the pledgor thereof.

(c) Filings, Registrations and Recordings. Each document (including any UCC financing statement) required by the Security Documents or under law or reasonably requested by Arranger to be filed, registered or recorded in order to create in favor of CAA Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Priority Liens), shall have been filed, registered or recorded or shall have been delivered to CAA Agent in proper form for filing, registration or recordation.

(d) Legal Opinions. Agent shall have received the executed legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, with respect to such matters as may be reasonably requested by Arranger, and in form and substance reasonably satisfactory to Arranger.

(e) Initial Reserve Report. Agent shall have received the Initial Reserve Report in such form and substance as may be reasonably acceptable to Agent and the Lenders.

(f) Hedging Agreements. Borrower shall have entered into (and shall have provided evidence of such reasonably acceptable to Agent and Arranger) Qualified Hedging Agreements for that percentage of Borrower’s and its Subsidiaries’ aggregate Projected Oil and Gas Production required pursuant to Section 5.11, which agreements shall otherwise be in form and substance reasonably acceptable to Agent and Arranger.

(g) Insurance. Agent shall have received a summary of the insurance carried in respect of each Loan Party and its Properties, including copies of all relevant insurance policies (which insurance shall be for such amounts, against such risk, covering such liabilities and with such deductibles or self-insured retentions as are acceptable to Arranger) and certificates of insurance, satisfying the requirements of Section 5.7(b) and otherwise reasonably satisfactory to Arranger, naming CAA Agent, for the ratable benefit of the Secured Parties, as “lender loss payee” under its property loss policies and as “additional insured” on its comprehensive and general policies and providing that they shall not be canceled, amended or changed without at least 30 days’ (10 days’ for nonpayment) written notice to CAA Agent.

(h) Lien Searches. Agent shall have received the results of a recent lien search in each of the jurisdictions or offices in which UCC financing statements or other filings or recordations should be made to evidence or perfect (with the priority required under the Loan Documents) security interests in all assets of the Loan Parties (or would have been made at any time during the five years immediately preceding the Closing Date to perfect Liens on any assets owned on the Closing Date by any Loan Party), and such search shall reveal no Liens on any of the assets of any Loan Party, except for Permitted Liens or Liens set forth on Schedule 3.21(a)-3 that were or will be terminated, released or otherwise discharged on or prior to the Closing Date pursuant to documentation satisfactory to Arranger.

(i) Closing Certificates. Agent shall have received a certificate of each Loan Party, dated the Closing Date, in form and substance acceptable to Arranger and with appropriate insertions and attachments, (i) certifying as to the Constituent Documents, the resolutions authorizing the Loan Documents and the transactions contemplated thereby, and the officers thereof, and (ii) confirming compliance with the conditions precedent set forth in Sections 4.1(n), (o) and (r).

(j) Solvency. The Lenders shall have received a Solvency Certificate which shall document the solvency of Borrower and its Subsidiaries after giving effect to the transactions contemplated hereby and the consummation of the Acquisition.

(k) Other Certifications. Agent shall have received the following:

(i) a copy of the operating agreement, partnership agreement, bylaws or other governing agreement of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by a Responsible Officer of such Loan Party;

(ii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each Loan Party is organized, dated reasonably near the date of the initial extension of credit, attaching the charter of such Loan Party and each amendment thereto on file in such office and certifying that such amendments are the only amendments to such Loan Party’s charter on file in such office;

(iii) an electronic confirmation from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which each such Loan Party is organized certifying that such Loan Party has paid all franchise taxes to the date of such certificate and is duly organized and in good standing under the laws of such jurisdiction on the date of the initial extension of credit; prepared by, or on behalf of, a filing service acceptable to Arranger;

(iv) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the States of Oklahoma, Texas and Kansas, dated reasonably near the date of the initial extension of credit, stating that each Loan Party is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate; and electronic confirmation, from the Secretary of State or other applicable Governmental Authority of each such jurisdiction on the date of the initial extension of credit as to the due qualification and continued good standing of each such Person as a foreign corporation or entity in each such jurisdiction on or about such date, prepared by, or on behalf of, a filing service acceptable to Arranger; and

(v) certification as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Person.

(l) Beneficial Ownership. Agent and the Lenders shall have received, at least five Business Days prior to the Closing Date, all documentation and other information requested by Agent or any Lender or required by regulatory authorities in order for Agent and the Lenders to comply with requirements of any anti-money laundering laws, including the Patriot Act and any applicable “know your customer” rules and regulations. Borrower shall have delivered to Agent, and directly to any Lender that has requested the same in writing at least 10 Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations).

(m) Termination of Existing Credit Facility. Agent shall have received evidence satisfactory to Arranger that concurrently with the advancement of the Loans hereunder, the Existing Credit Agreement shall be terminated, all amounts thereunder shall be paid in full and arrangements satisfactory to Arranger shall have been made for the termination of Liens and security interests granted in connection therewith.

(n) Specified Representations. (i) The Specified Purchase Agreement Representations shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects), but only to the extent that Borrower (or its Affiliates) have the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement, and (ii) the Specified Representations shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects). In the case of any Specified Purchase Agreement Representation or Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such respective date or respective period, as the case may be.

(o) Acquisition Closing and Documents.

(i) Under the Acquisition Agreement, the sum of all downward adjustments to the purchase price of $815,000,000 (the “Unadjusted Purchase Price”) that would result from (A) all valid uncured Title Defects (net of upward adjustments for Title Benefits), (B) all unremediated Environmental Defects, (C) all Oil and Gas Properties excluded pursuant to Section 7.5 of the Acquisition Agreement (in each case of (A), (B) and (C), asserted in good faith by Borrower pursuant to a timely delivered Defect Notice in accordance with Section 3.2 of the Acquisition Agreement), (D) all Properties excluded pursuant to Section 7.5 of the Acquisition Agreement, and (E) the amount of Casualty Losses for which Borrower is entitled to a downward purchase price adjustment pursuant to Section 7.6 of the Acquisition Agreement, when taken together will not exceed 20% of the Unadjusted Purchase Price. For purposes of this Section 4.1(o)(i), the defined terms “Title Defects,” “Title Benefits,” “Environmental Defects,” “Properties,” “Defect Notice” and “Casualty Loss” shall have the meanings given to such terms in the Acquisition Agreement as in effect on the date hereof.

(ii) The Acquisition shall have been consummated or shall be consummated substantially concurrently with the Loans on the Closing Date. No provision of the Acquisition Agreement as in effect on the date hereof and provided to the Lenders prior to the date hereof shall have been amended, waived or otherwise modified and Borrower shall not have granted any consents under the Acquisition Agreement, in each case, in a manner materially adverse to the Lenders (in their capacities as such) without the consent of the Lenders (such consent not to be unreasonably withheld, delayed, denied or conditioned); provided, that any amendment or modification to the defined term “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders and shall require the consent of the Lenders (not to be unreasonably withheld, delayed, denied or conditioned).

(p) Senior Credit Facility. Immediately after giving effect to the Transactions, there shall be no material Indebtedness for borrowed money outstanding, other than (i) the Loans and (ii) Indebtedness outstanding under the Senior Credit Facility, if any; provided that (i) Agent shall have received a certificate of Borrower, dated the Closing Date, attaching fully-executed copies, certified to be true and correct, of such Senior Credit Facility and all related security documents, and (ii) as of the Closing Date, aggregate commitments available for borrowing under the Senior Credit Facility shall not exceed $75,000,000 and all such commitments shall be immediately available for borrowing (other than any undrawn letters of credit existing as of the Closing Date that are backstopped or otherwise supported by the Senior Credit Facility).

(q) Fees. The Lenders and the Agent shall have received all fees required to be paid and shall have reimbursed Agent, the Arranger, the Lenders and their respective affiliates for all expenses incurred for which it is obligated, in each case, under any Loan Document or other written agreement (including reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to Agent and each counsel to any Lender), to the extent invoiced at least two Business Days prior to the Closing Date. All such fees and amounts shall be paid on the Closing Date with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by Borrower to Agent on or before the Closing Date.

(r) No Dispositions. During the period commencing November 10, 2023 through and including the Closing Date, none of Borrower or the Guarantors or their respective Subsidiaries shall have directly or indirectly (a) sold, transferred, licensed, leased, unwound or otherwise disposed of any Hedging Agreement or Oil and Gas Properties with a fair market value in excess of an aggregate $25,000,000; but excluding sales, transfers, licenses, leases or other dispositions of (i) Hydrocarbon Interests in the ordinary course of business, (ii) inventory or equipment that is obsolete, worn out or no longer necessary or useful for the business, or (iii) leases that have expired in accordance with their terms (so long as no other terms or conditions therein are amended, waived, consented to or otherwise modified), (b) entered into any new, or amended, restated, waived, consented to or otherwise modified any existing offtake agreements, minimum volume commitments, drillcos, production payments or other material similar arrangements, (c) created, incurred, assumed, suffered to exist or otherwise be or become liable with respect to any Indebtedness for borrowed money other than any Senior Credit Facility (if applicable), or (d) make any distribution or restricted payment to or Investment in any person other than Borrower or the Guarantors.

(s) Financial Statements. The Lenders and Agent shall have received the financial statements referred to in Sections 3.1(a) and 3.1(b).

4.2 Conditions Deemed Fulfilled. Except to the extent that Borrower has disclosed in the Borrowing Notice that an applicable condition specified in Section 4.1 will not be satisfied as of the Closing Date, Borrower shall be deemed to have made a representation and warranty as of such time that the conditions specified in Section 4.1 have been satisfied. No such disclosure by Borrower that a condition specified in Section 4.1 will not be satisfied as of Closing Date shall affect the right of each Lender not to make the Loans requested to be made by it if such condition has not been satisfied at such time.

Article V
AFFIRMATIVE COVENANTS

Borrower hereby agrees that, so long as the Commitments remain in effect, or any Loan or other amount is owing to any Lender or Agent hereunder, Borrower shall, and shall cause each of its Subsidiaries to:

5.1 Financial Statements. Furnish to Agent and each Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, commencing with the 2023 fiscal year, a copy of the audited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, together with a narrative discussion and analysis of the financial condition and results of operations of Borrower and its Subsidiaries for such fiscal year as compared to the previous year, and reported on without a “going concern” (other than a “going concern” or other qualification that results solely from any Indebtedness being scheduled to mature to occur within one year from the time such audit opinion is delivered) or like qualification or exception, or qualification arising out of the scope of the audit, by the Independent Accountants (it being agreed and understood that obligations set forth in this Section 5.1(a) may be satisfied with respect to financial information of Borrower and its consolidated Subsidiaries by furnishing Borrower’s Form 10-K filed with the SEC);

(b) as soon as available, but in any event not later than 60 days after the end of each fiscal quarter of each fiscal year of Borrower, unaudited interim consolidated financial statements of Borrower for such fiscal quarter, together a narrative discussion and analysis of the financial condition and results of operations of Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year (it being agreed and understood that obligations set forth in this Section 5.1(b) may be satisfied with respect to financial information of Borrower and its consolidated Subsidiaries by furnishing Borrower’s Form 10-Q filed with the SEC);

(c) as soon as available, but in any event not later than 60 days after the end of each fiscal quarter a schedule, certified by a Responsible Officer, detailing the Capital Expenditures made by Borrower and its Subsidiaries during such fiscal quarter in such form and with such detail as Arranger shall request (including a comparison of actual costs with estimated costs); and

(d) such other information as Agent, Arranger or the Required Lenders may from time to time request.

All such financial statements delivered pursuant to this Section 5.1 shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the Independent Accountants or Responsible Officer, as the case may be, and disclosed therein, and quarterly financial statements shall be subject to normal year-end audit adjustments and need not be accompanied by footnotes).

Borrower will be deemed to have furnished such reports referred to in the foregoing clauses (a) and (b) to Agent and Lenders if it has filed such reports with the U.S. Securities Exchange Commission using the EDGAR filing system and such reports are publicly available.

5.2 Collateral Reporting. Furnish to Agent and Arranger to make available to the Lenders:

(a) as soon as available, but in any event within 60 days after the end of each fiscal quarter, a report, in form and substance reasonably satisfactory to Arranger, setting forth a statement of net production and sales proceeds of all Hydrocarbons produced from the Oil and Gas Properties of Borrower, together with such other information as Agent, Arranger or the Required Lenders may reasonably request;

(b) as soon as available, but in any event within 30 days after the end of each month, a report, in form and substance reasonably satisfactory to Arranger, setting forth as of the last Business Day of such monthly period, a summary of the hedging positions of each Loan Party under all Hedging Agreements (including any contracts of sale which provide for prepayment for deferred shipment or delivery of Hydrocarbons or other commodities) of each Loan Party, including the type, term, effective date, termination date and notional principal amounts or volumes, the hedged price(s), interest rate(s) or exchange rate(s), as applicable, and any new credit support agreements relating thereto, and demonstrating compliance (and including reasonably detailed supporting calculations thereof) with Section 5.11

(c) (i) on or before March 1 of each year, a Reserve Report prepared by the Petroleum Engineers dated as of December 31 of the previous year; (ii) promptly upon written request by Arranger or Required Lenders, a Reserve Report prepared by the Petroleum Engineers dated as of the first day of the month during which Borrower receives such request; provided that Arranger and Required Lenders may request, at Borrower’s cost and expense, no more than one such Reserve Reports during any 12-month period with any additional requests for updated Reserve Reports during any such period to be at Agent’s cost and expense (or any number of such Reserve Reports, at Borrower’s sole cost and expense, if any Default or an Event of Default shall have occurred and then be continuing), (iii) with the delivery of each Reserve Report under this clause (c), an accompanying report containing (A) information and analysis with respect to the Proved Reserves of the Loan Parties as of the date of such Reserve Report and the PV 10 Value; (B) the lease operating statement and midstream statement attributable to the Oil and Gas Properties of the Loan Parties since the date of the last Reserve Report previously delivered, and (C) such additional data and information concerning the operations of Loan Parties, pricing, quantities, volume of production and production imbalances from or attributable to the Oil and Gas Properties with respect thereto, in each case, as Arranger or any Lender may reasonably request, including a copy of Borrower’s Reserve Database from which the Reserve Report was generated;

(d) not later than 60 days after the end of each fiscal quarter, a Reserve Report prepared as of the last day of such fiscal quarter, provided that such report (x) may be prepared by petroleum engineers who are employees of Borrower or any of its Affiliates (rather than the Petroleum Engineers), (y) shall be the same form and substance as the Reserve Reports referred to in Section 5.2(c), and (z) shall have been prepared by or at the direction of Borrower and having been certified in writing by the senior petroleum engineer of Borrower as to the truth and accuracy of the historical information utilized to prepare the Reserve Report and the estimates included therein and (ii) with the delivery of each Reserve Report under this clause (d), an accompanying report containing (A) information and analysis with respect to the Proved Reserves of the Loan Parties as of the date of such Reserve Report and the PV 10 Value; (B) the lease operating statement and midstream statement attributable to the Oil and Gas Properties of the Loan Parties since the date of the last Reserve Report previously delivered, and (C) such additional data and information concerning the operations of Loan Parties, pricing, quantities, volume of production and production imbalances from or attributable to the Oil and Gas Properties with respect thereto, in each case, as Arranger or any Lender may reasonably request, including granting access to Borrower’s electronic database related to the Oil and Gas Properties;

(e) reports, certifications, engineering studies, environmental assessments or other written material or data requested by, and in form, scope and substance reasonably satisfactory to Agent and Arranger, in the event that Agent, Arranger or the Required Lenders has or have a reasonable basis to believe that there may be a material violation of any Environmental Law or an environmental condition at any Property owned, operated or leased by any Loan Party in each case that could reasonably be expected to give rise to a Material Adverse Effect, or if an Event of Default has occurred and is continuing; provided that if any Loan Party fails to provide such reports, certifications, engineering studies or other written material or data within seventy-five days after the request of Agent, Arranger or the Required Lenders, Arranger shall have the right, at such Loan Party’s sole cost and expense, to conduct such environmental assessments or investigations as may reasonably be required to enable Agent to determine whether each of the Loan Parties is in material compliance with Environmental Laws;

(f) prior to any Asset Sale anticipated to generate in excess of $10,000,000 in Net Cash Proceeds, at least three Business Days’ prior written notice of such Asset Sale, which notice shall (i_ describe such Asset Sale or the nature and material terms and conditions of such transaction and (ii) state the estimated Net Cash Proceeds anticipated to be received by any Loan Party;

(g) within 60 days after the Closing Date, a listing of all Oil and Gas Properties of Borrower and each Subsidiary, including all material agreements under which Borrower or any Subsidiary has the right to earn, purchase or otherwise acquire an ownership or revenue interest in any Hydrocarbon Interests of any other Person, and all other Real Property of Borrower or any Subsidiary, which are not, as of the Closing Date, encumbered, or purported to be encumbered, by a Lien in favor of CAA Agent pursuant to the Security Documents, and which list shall be updated as prescribed in Section 5.3(a);

(h) as soon as is practicable following the written request of Agent or Arranger and in any event within 60 days after the end of each fiscal year, (i) a report in form and substance satisfactory to Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by each Loan Party and the duration of such coverage and (ii) evidence reasonably satisfactory to Agent and Arranger that all premiums then due and payable with respect to such coverage have been paid and confirming that CAA Agent has been named as lender loss payee or additional insured, as applicable; and

(i) upon request by Agent or Arranger, such other reports and information with respect to the Oil and Gas Properties of the Loan Parties, the other Collateral or the financial condition of the Loan Parties as may be so requested.

Each delivery of a Reserve Report by Borrower to Agent and Arranger pursuant to this Agreement shall constitute a representation and warranty by Borrower to Agent and the Lenders (A) with respect to the matters referenced in Section 3.9(c), (B) that the Loan Parties own the Oil and Gas Properties specified therein free and clear of any Liens (except Permitted Liens) and (C) that Properties constituting at least 90% of (i) the PV 10 Value of all Proved Reserves covered therein, (ii) the PV 10 Value of all Proved Developed Producing Reserves covered therein, and (iii) the book value of Oil and Gas Properties other than Proved Reserves, in each case are Mortgaged Properties subject to an Acceptable Security Interest.

5.3 Certificates; Other Information. Furnish to Agent and each Lender:

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a Compliance Certificate of a Responsible Officer (A) stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by such Loan Party, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (B) containing all information and calculations necessary for determining compliance by the Loan Parties with the provisions of this Agreement referred to therein as of the last day of the calendar month, fiscal quarter or fiscal year of Borrower, as the case may be (including without limitation the financial covenants set forth in Section 6.1), (ii) in the case of quarterly and annual financial statements, to the extent not previously disclosed to Agent, in writing, an updated listing of any Oil and Gas Properties, Hydrocarbon Interests or other Real Property acquired by any Loan Party, or with respect to which any Loan Party shall acquire a right to earn, purchase or otherwise acquire, since the date of the most recent updated list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date) and (iii) authorization to file any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(b) (i) as soon as available, and in any event no later than the earlier of (x) 60 days after the end of each fiscal quarter of Borrower and (y) the filing by Borrower each year of its Quarterly Report on Form 10-Q with the U.S. Securities Exchange Commission using the EDGAR filing system with respect to such preceding fiscal year of Borrower, a detailed consolidated budget for the following four fiscal quarters (including a projected consolidated balance sheet of Borrower and its Subsidiaries as of the end of the following four fiscal quarters, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), (collectively, the “Projections”) and a reconciliation of the actual expenditures, consolidated balance sheet, and consolidated statements of cash flow for the immediately preceding fiscal quarter to the previously projected expenditures, consolidated balance sheet, and consolidated statements of cash flow for the such fiscal quarter and (ii) and, as soon as available, significant revisions (as determined by Borrower in good faith), if any, of such budget and Projections with respect to such fiscal quarters, which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect; and be in a format and with such detail as Agent or Arranger may request.

(c) as soon as possible and in any event within five Business Days after obtaining knowledge thereof: (i) notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions that, individually or in the aggregate, could reasonably be expected to result in the payment by the Loan Parties in the aggregate, of a Material Environmental Amount; and (ii) any notice that any Governmental Authority has taken action to or may deny any application for an Environmental Permit or other material permit sought by, or revoke or refuse to renew any such Permit held by any Loan Party or operator of any Oil and Gas Property or condition approval of any such Permit on terms and conditions if the effect of any such action would have a Material Adverse Effect on any Loan Party or operator of any Oil and Gas Property, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person or to the development of or production from any Oil and Gas Property;

(d) upon the request of Agent or any Lender, prompt access to geological, engineering and related data contained in the files of any Loan Party or readily accessible to any Loan Party directly relating to its Mortgaged Properties, subject to and as may be limited by any confidentiality agreements to which such Loan Party is a party or by which any such data is bound; provided that upon the request of Agent, such Loan Party shall make such reasonable efforts to obtain a release from such confidentiality agreements for the purpose of providing such data to Agent;

(e) within five Business Days after receipt thereof by any Loan Party, copies of each final management letter, exception report or similar letter or report received by such Loan Party from its Independent Accountant;

(f) promptly upon (and in any event not later than five Business Days after) execution of any material amendment, supplement, waiver or other modification of the Management Services Agreement or any Constituent Document of any Loan Party, a fully executed copy thereof; provided that, for the avoidance of doubt, no such amendments, supplements, waivers or modifications shall be permitted unless entered into in accordance with Section 6.20;

(g) promptly, such additional financial and other information as any Agent or any Lender may from time to time reasonably request; and

(h) at such time and from time to time, if ever, following the Closing Date that Borrower shall enter into a Senior Credit Facility, promptly, and within three Business Days thereafter, deliver to Agent and Arranger (i) true and correct copies of the definitive documentation for such facility (including any amendments thereto or notices required thereby), which documentation shall be in form and substance reasonably satisfactory to Agent and Required Lenders and (ii) statements or information furnished to agent or any lender under any Senior Credit Facility.

5.4 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Loan Party obligated therefor.

5.5 Maintenance of Existence; Compliance with Obligations, Requirements, etc.

(a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) To the extent not in conflict with this Agreement or the other Loan Documents, comply with all (i) Contractual Obligations and Constituent Documents and (ii) Permits and Requirements of Law, and use its reasonable efforts to cause all employees, crew members, agents, contractors and subcontractors of any Loan Party to comply with all Permits and Requirements of Law as may be necessary or appropriate to enable such Loan Party so to comply, except, in the case of Contractual Obligations, Permits and Requirements of Law, where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.6 Operation and Maintenance of Property.

(a) Keep, preserve and maintain all Property and systems, including all improvements, personal property and equipment, useful and necessary in its business in good working order and condition in accordance with the general practice of other businesses of similar character and size (ordinary wear and tear excepted) and make all necessary repairs, renewals and replacements so that its business may be property conducted at all times.

(b) Keep and continue all material leases, estates and interests constituting Oil and Gas Properties and all contracts and agreements relating thereto in full force and effect in accordance with the terms thereof and not permit the same to lapse or otherwise become impaired for failure to comply with the obligations thereof, whether express or implied; provided that this provision shall not prevent any Loan Party from abandoning and releasing any such leases upon their termination as the result of cessation of production in paying quantities that did not result from the failure of any Loan Party to maintain such production as a reasonably prudent operator.

(c) To the extent that the Oil and Gas Properties are operated by any Loan Party, act as a prudent operator in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Oil and Gas Properties and carry out all such operations as would a reasonable and prudent operator in accordance with standard industry practices; and, to the extent that the Oil and Gas Properties are not operated by any Loan Party, utilize the property and contractual rights of each Loan Party as a prudent owner in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Oil and Gas Properties and to cause the reasonable and prudent operation thereof in accordance with standard industry practices and the terms of applicable leases and other contracts.

(d) Promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties or other material Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(e) Promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Properties.

(f) To the extent any Loan Party is not the operator of any Oil and Gas Properties or other material Properties, use its commercially reasonable efforts to cause the operator to comply with this Section 5.6.

5.7 Insurance.

(a) Maintain with financially sound and reputable insurance companies insurance on all its Property meeting the requirements of the Guarantee and Security Agreement and in at least such amounts and against at least such risks (but including in any event general liability) as are usually insured against in the same general area by companies engaged in the same or a similar business, with such deductibles as are reasonably acceptable to Agent and Arranger.

(b) Name CAA Agent, for the ratable benefit of the Secured Parties, as “lender loss payee” under its casualty loss policies and CAA Agent as “additional insured” on its comprehensive and general liability policies and cause all such casualty loss policies to be reasonably satisfactory to Arranger in all respects and provide that they shall not be canceled, amended or changed without at least 30 days’ (ten days’ for nonpayment) written notice to CAA Agent, it being understood, however, that, so long as no Event of Default has occurred and is continuing, Net Cash Proceeds of any insurance policies shall be applied in accordance with Sections 2.7 and 2.9.

5.8 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

(b) Permit Agent, Arranger or any of their respective agents or representatives thereof, from time to time to (i) go upon, examine, inspect and remain on the Properties of any Loan Party, (ii) during any such visit, inspect and verify the amount, character and condition of any of the Property of any Loan Party, (iii) during any such visit, examine and make copies of and abstracts from the records and books of account of any Loan Party, and (iv) discuss the affairs, finances and accounts of any Loan Party with any of their respective officers, directors, employees, Independent Accountants or Petroleum Engineers; provided, that except as otherwise stated in clause (iii) above, Agent or Arranger will pay the costs and expenses incurred by it in exercising its rights under this Section 5.8(b); provided, that excluding any such visits and inspections during the continuation of an Event of Default (i) only Agent or Arranger on behalf of the Required Lenders may exercise rights of the Agent and the Lenders under this Section 5.8(b), and (ii) only one such visit shall be at Borrower’s expense; provided, further, that during the continuance of an Event of Default, Agent, Arranger (or any of their respective representatives) or any representative of the Required Lenders may do any of the foregoing at the expense of Borrower at any time during normal business hours and upon reasonable advance notice. Agent and the Required Lenders shall give Borrower the opportunity to participate in any discussions with Borrower’s Independent Accountants. Notwithstanding anything to the contrary in this Section 5.8(b), neither Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Agent or any Lender (or their respective representatives) is prohibited by any Requirement of Law or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(c) Authorize the Independent Accountants of Borrower to disclose to Agent or any Lender any and all financial statements and other information of any kind, as Agent or any Lender reasonably requests, from Borrower and which the Independent Accountants may have with respect to the business, financial condition, results of operations or other affairs of any Loan Party and (ii) to disclose and provide copies of the Independent Accountants’ work papers and other information pertaining the preparation by it of the consolidated financial statements of Borrower to any accounting firm or financial service consultant retained by an Agent or any Lender and identified to Borrower for purposes reviewing the books, records and financial statements of the Loan Parties.

(d) Authorize the Petroleum Engineers of Borrower to discuss with Agent or any Lender any and all Reserve Reports and the preparation thereof by such Petroleum Engineers.

5.9 Notices. Promptly, and in any event within three Business Days after Borrower’s knowledge thereof, give notice to Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default (or alleged default) under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, that in case of clause (i) or (ii), if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Loan Party in which the damages claimed are not covered by insurance is $10,000,000 or more or in which injunctive or similar relief is sought; and

(d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.9 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action any Loan Party proposes to take with respect thereto.

5.10 Environmental Laws.

(a) Other than any failure to comply with any of the following that could not, individually or in the aggregate, reasonably be expected to exceed a Material Environmental Amount, comply in all material respects with, and take all commercially reasonably steps to ensure compliance in all material respects at any Property owned, leased or operated by any Loan Party by all tenants, subtenants, lessees, sub-lessees, farmoutees, operators and contractors, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain and comply in all material respects with and maintain, and ensure that all tenants, subtenants, lessees, sub-lessees, farmoutees, operators and contractors obtain and comply in all material respects with and maintain, any and all Environmental Permits required by applicable Environmental Laws with respect to any Property owned, leased or operated by any Loan Party.

(b) Other than any failure to comply with any of the following that could not, individually or in the aggregate, reasonably be expected to exceed a Material Environmental Amount, conduct and complete all investigations, studies, sampling and testing, and all reporting, investigative, remedial, removal and other actions required under Environmental Laws as a result of a release of or the discovery of Materials of Environmental Concern, and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(c) Within five Business Days prior to the closing of any acquisition of Oil and Gas Properties by a Loan Party for which Borrower reasonably believes that liability of any Loan Party for environmental remediation potentially associated with the ownership or operation of all such Oil and Gas Properties (exclusive of usual and customary platform maintenance, refurbishment, plugging and abandonment and permitting obligations) is expected to exceed a Material Environmental Amount, deliver to Agent and Arranger an environmental report covering such Oil and Gas Properties to be acquired, in form and substance reasonably satisfactory to Agent and Arranger.

(d) Promptly, but in no event later than five Business Days after the occurrence of a triggering event, notify Agent and Arranger in writing of any threatened action, investigation or inquiry by any Governmental Authority or any demand or threatened lawsuit by any landowner or other third party against any Loan Party or its Properties of which Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if Borrower reasonably anticipates that such action may result in liability (whether individually or in the aggregate) in excess of a Material Environmental Amount.

(e) Establish and implement such procedures as may be required to reasonably determine and assure that the other obligations of each Loan Party under this Section 5.10 are timely and fully satisfied.

5.11 Commodity Price Protection.

(a) On or before the Closing Date, enter into, and at all times thereafter maintain, (i) Qualified Hedging Agreements for not less than 50% of the Projected Oil and Gas Production for each month, for each of crude oil and natural gas, calculated separately, (A) during the succeeding 12-month period following the Closing Date for crude oil and (B) during the period of months two through 12 following the Closing Date for natural gas; provided that, the Borrower may satisfy the requirements set forth in this Section 5.11(a)(i)(B) for natural gas by hedging additional crude oil volumes (the “Additional Oil Hedges”) during the period of months one through six following the Closing Date (it being agreed and understood that for purposes of calculating the Additional Oil Hedges for any month, one barrel of crude oil shall be equal to 30 Mmbtu of natural gas) and (ii) Qualified Hedging Agreements for not less than 25% of Projected Oil and Gas Production for each month, for each of crude oil and natural gas, calculated separately, during the period of months 13 through 24 following the Closing Date (the Qualified Hedging Agreements described in the foregoing clauses (i) and (ii) collectively, the “Closing Date Hedging Agreements”). All Closing Date Hedging Agreements shall be described on Schedule 5.11(a). For purposes of this Section 5.11(a), Projected Oil and Gas Production shall be as detailed in the Initial Reserve Report.

(b) On or before the last day of each fiscal quarter commencing on March 31, 2024, (i) enter into, and at all times thereafter maintain additional Qualified Hedging Agreements such that not less than 50% of the Projected Oil and Gas Production for each month, for each of crude oil and natural gas, calculated separately, during the succeeding 12-month period following any date of determination for is subject to Qualified Hedging Agreements, and (ii) enter into, and at all times thereafter maintain additional Qualified Hedging Agreements such that not less than 25% of the Projected Oil and Gas Production for each month, for each of crude oil and natural gas, calculated separately, during the period of months 13 through 24 following the date of determination is subject to Qualified Hedging Agreements. For purposes of this Section 5.11(b), Projected Oil and Gas Production shall be measured at the time of entry into each Hedging Agreement. The foregoing notwithstanding, the Loan Parties’ obligations under this Section 5.11(b) shall be suspended only for so long (and only) as:

(A) (x) with respect to crude oil production, the average Strip Price per barrel on the last Business Day of the immediately preceding fiscal quarter is less than $55 and (y) with respect to natural gas production, the average Strip Price per Mmbtu on the last Business Day of the immediately preceding fiscal quarter is less than $3.00; or

(B) solely with respect to any calendar month following the Maturity Date, the Asset Coverage Ratio as of the last day of the immediately preceding fiscal quarter is greater than or equal to 2.00 to 1.00 and the Consolidated Leverage Ratio as of the last day of any fiscal quarter is less than or equal to 1.50 to 1.00.

For the avoidance of doubt, the existence of the circumstances described in Sections 5.11(b)(A) and 5.11(b)(B) does not constitute a consent to the Liquidation of any existing Hedging Agreements.

(c) All Hedging Agreements entered into by any Loan Party shall (i) consist only of swaps, two-way costless collars or a combination thereof, (ii) have a minimum price or a Floor price equal to at least 90% of the NYMEX Pricing (without adjustment for any basis differentials) as of the date such new Qualified Hedging Agreement is entered into, and (iii) comply with the limitations set forth in Section 6.15. For the avoidance of doubt, the requirements of Section 5.11(a) above shall only apply to crude oil and natural gas volumes and shall not apply to natural gas liquids.

5.12 Collateral Matters.

(a) At all times Borrower shall, and shall cause each other Loan Party, to maintain an Acceptable Security Interest in Mortgaged Properties constituting at least (i) 90% of the PV 10 Value of the Loan Parties’ Proved Reserves and 90% of the PV 10 Value of the Loan Parties’ Proved Developed Producing Reserves and (ii) 90% of the book value of Oil and Gas Properties other than Proved Reserves as of Borrower’s most recently ended fiscal quarter (including the fiscal year end) for which its financial statements are available. Each delivery of a Reserve Report by Borrower to Agent pursuant to this Agreement shall constitute a representation and warranty by Borrower to Agent and the Lenders (x) with respect to the matters referenced in Section 3.9(c), (y) that the Loan Parties own the Oil and Gas Properties specified therein free and clear of any Liens (except Permitted Liens) and (z) that the Properties constituting at least 90% of (1) the PV 10 Value of all Proved Reserves covered therein, (2) the PV 10 Value of all Proved Developed Producing Reserves covered therein, and (3) the book value of Oil and Gas Properties other than Proved Reserves are Mortgaged Properties that are subject to an Acceptable Security Interest.

(b) With respect to any Oil and Gas Property or other Property acquired (including any interest of a Loan Party in Oil and Gas Properties acquired as the result of the formation of any pool or unit) after the Closing Date by any Loan Party as to which CAA Agent, for the benefit of the Secured Parties, does not have an Acceptable Security Interest (other than any Real Property not constituting an Oil and Gas Property), promptly, and in any event within 30 days (or such longer period as Arranger may agree, not to exceed an additional 30 days), (i) execute and deliver to CAA Agent such Security Documents or amendments to Security Documents and take all actions, including without limitation, the filing of any financing statements or Mortgages, as Arranger deems necessary or advisable to grant to CAA Agent, for the benefit of the Secured Parties, an Acceptable Security Interest in such Property, and (ii) if such Property includes Oil and Gas Properties having any Proved Reserves, deliver to Agent Title Opinions and such other legal opinions relating to the matters described in clause (i) immediately preceding as Agent, Arranger or Required Lenders may reasonably request, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Arranger; provided that unless a Property or a series of Properties is acquired for a purchase price or other consideration in excess of $5,000,000 in the aggregate, Borrower shall not be required to take the actions specified in this Section 5.12(b) prior to the end of the fiscal quarter in which the acquisition occurs, or if earlier, the date at which the cumulative amount of purchase price or other consideration for all Property acquired in such quarter equals or exceeds $5,000,000 in the aggregate, at which time all Property theretofore acquired and not previously made subject to a Lien in favor of CAA Agent shall be made so subject.

(c) With respect to any new Subsidiary created or acquired by any Loan Party or otherwise becoming a Subsidiary after the Closing Date, promptly, and in any event within 30 days (or such longer period as Arranger may agree, not to exceed an additional 30 days) after with such creation, acquisition or becoming a Subsidiary, (i) execute and deliver to CAA Agent (with copies to Agent) such Security Documents or amendments to Security Documents as Agent deems necessary or advisable to grant to CAA Agent, for the benefit of the Secured Parties, a perfected first priority Lien and security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party (subject only to the Permitted Lien in favor of Agent), (ii) deliver to CAA Agent (A) the certificates (if any) representing such Capital Stock, together with undated powers, in blank, executed and delivered by a duly authorized officer of the Loan Party owning such Capital Stock and (B) in the case of a Subsidiary whose Capital Stock is a security that is not evidenced by certificates, an uncertificated securities control agreement, duly executed by such Subsidiary and each Loan Party owning such Capital Stock, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Security Agreement and any other applicable Security Documents (including Mortgages and Control Agreements) and (B) to take such other actions as are necessary or advisable to grant to CAA Agent for the benefit of the Secured Parties a perfected first priority Lien and security interest in the Collateral described in the Guarantee and Security Agreement with respect to such new Subsidiary and, pursuant to Mortgages and Control Agreements, all Oil and Gas Properties and deposit accounts owned by such Subsidiary, subject in each case only to Permitted Priority Liens, including the execution and delivery by all necessary third parties of any Control Agreements and Mortgages, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Security Agreement or by law, the filing of any Mortgages in appropriate filing offices and the making of any other filings required by law or as may be requested by Arranger, and (iv) if requested by Arranger, deliver to Agent legal opinions (including Title Opinions) relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Arranger.

(d) Notwithstanding that, by the terms of the various Security Documents, the Loan Parties are and will be assigning to CAA Agent and the Lenders all of the net proceeds of production from the Mortgaged Properties covered by such Security Documents, so long as no Event of Default has occurred, the Loan Parties may continue to receive from the purchasers of such production all such proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence and during the continuation of an Event of Default, CAA Agent may exercise all rights and remedies granted under the Loan Documents subject to the terms thereof, including the right to obtain possession of all proceeds of production from such Mortgaged Properties then held by such Loan Parties or to receive directly from the purchasers of production all other proceeds of production. In no case shall any failure, whether intentioned or inadvertent, by CAA Agent or Lenders to collect directly any such proceeds of production from the Mortgaged Properties constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any proceeds of production from any Oil and Gas Properties by CAA Agent or Lenders to any Loan Parties constitute a waiver, remission, or release of any other proceeds of production from any Oil and Gas Properties or of any rights of CAA Agent or Lenders to collect other proceeds of production from the Oil and Gas Properties thereafter.

5.13 Title Matters.

(a) Take such actions and execute and deliver such documents and instruments as Agent or Arranger may require to ensure that Arranger shall, at all times, have received title reviews or, upon the request of Agent or Arranger, supplemental or new Title Opinions, in each case in form and substance satisfactory to Arranger in its sole discretion and reflecting that CAA Agent has an Acceptable Security Interest in Mortgaged Properties constituting not less than 90% of the PV 10 Value of all Proved Reserves and 90% of the PV 10 Value of all Proved Developed Producing Reserves of the Loan Parties, in each case as set forth in the most recently delivered Reserve Report.

(b) Upon request of Agent or Arranger, deliver such title information (but not Title Opinions) reasonably acceptable to Arranger with respect to Oil and Gas Properties for which there are no associated Proved Reserves reflecting that CAA Agent has an Acceptable Security Interest in Mortgaged Properties constituting not less than 90% of the book value of Oil and Gas Properties other than Proved Reserves as of Borrower’s most recently ended fiscal quarter (including the fiscal year end) for which its financial statements are available.

(c) Within 30 days (or such longer time period as Arranger may agree) after (i) a request by Agent or Arranger to cure any title defects or exceptions which are not Permitted Liens or (ii) a notice by Agent or Arranger that Borrower has failed to comply with this Section, (A) cure such title defects or exceptions which are not Permitted Liens and (B) deliver to Arranger title evidence (including supplemental or new Title Opinions meeting the foregoing requirements), in form and substance acceptable to Arranger in its sole discretion, as to the Loan Parties’ ownership of such Oil and Gas Properties and the Secured Parties’ Liens and security interests therein as are required to maintain compliance with this Section.

5.14 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 3.18.

5.15 Patriot Act Compliance. Provide such information and take such actions as are reasonably required by Agent or any Lender in order to assist Agent and Lenders with compliance with the Patriot Act.

5.16 Further Assurances.

(a) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as Agent or Arranger may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, including an Acceptable Security Interest in favor of CAA Agent for the benefit of the Secured Parties, or of more fully perfecting or renewing the rights of Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other Property hereafter acquired by any Loan Party, which may be deemed to be part of the Collateral) pursuant hereto or thereto.

(b) Upon the exercise by Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Agent or such Lender may be required to obtain from Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(c) Preserve and protect the Acceptable Security Interest of each respective Mortgage and, if any Lien (other than unrecorded Liens permitted under Section 6.3 that arise by operation of law and other Liens permitted under Section 6.3(f)) is asserted against a Mortgaged Property, promptly and at its expense, give Agent a detailed written notice of such Lien and pay the underlying claim in full or take such other action so as to cause it to be released or bonded over in a manner reasonably satisfactory to Agent and Arranger.

Article VI
NEGATIVE COVENANTS

Borrower hereby agrees that, from and after the Closing Date, and for so long as the Commitments remain in effect, any Loan or other amount is owing to any Lender or Agent hereunder, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1 Financial Covenants.

(a) Asset Coverage Ratio. Beginning with the fiscal quarter ending March 31, 2024, permit the Asset Coverage Ratio at the last day of any fiscal quarter of Borrower to be less than 1.50 to 1.00.

(b) Consolidated Leverage Ratio. Beginning with the fiscal quarter ending March 31, 2024, permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter of Borrower to be equal to or exceed 2.50 to 1.00.

(c) Consolidated Current Ratio. Beginning with the fiscal quarter ending June 30, 2024, permit the Consolidated Current Ratio as at the last day of any fiscal quarter of Borrower to be less than a ratio of 1.00 to 1.00.

6.2 Indebtedness. Create, incur, assume, issue, guaranty or suffer to exist any Indebtedness, except for the following (“Permitted Indebtedness”):

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of Borrower or any Subsidiary Guarantor under any Senior Credit Facility (i) not to exceed $75,000,000 in aggregate principal amount outstanding at any time and (ii) constituting Cash Management Obligations;

(c) Indebtedness of Borrower or any Subsidiary Guarantor incurred to finance the acquisition, construction or improvement of fixed or capital assets (including Capital Lease Obligations) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; provided that the amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction or improvement of such fixed or capital asset;

(d) Guarantee Obligations made in the ordinary course of business by Borrower or any of its Subsidiaries of obligations of Borrower or any Subsidiary Guarantor; provided that such Guarantee Obligations shall be subordinated to the Indebtedness under the Loan Documents to the extent that the underlying Indebtedness that is being guaranteed is required to be subordinated to the Indebtedness under the Loan Documents pursuant to this Section 6.2;

(e) Indebtedness of Borrower or any Subsidiary Guarantor under any Hedging Agreement permitted pursuant to Section 6.15;

(f) amounts owed by Borrower or any Subsidiary to operators of Hydrocarbon Interests under joint operating agreements, pooling or unitization agreements or similar contractual arrangements arising in the ordinary course of the business of Borrower or its Subsidiaries to secure amounts owing, which amounts are not more than 60 days past due or are being contested in good faith by appropriate proceedings if such reserves as may be required by GAAP shall have been made therefor;

(g) extensions of credit from suppliers or contractors who are not Affiliates of Borrower for the performance of labor or services or the provision of supplies or materials under applicable contracts or agreements in the ordinary course of business and in connection with Borrower’s or any Subsidiary’s oil and gas exploration and development activities, which are not more than 60 days overdue or are being contested in good faith by appropriate proceedings, if such reserves as may be required by GAAP shall have been made therefor;

(h) obligations for ad valorem, severance and other Taxes payable that are not overdue;

(i) accrued FAS 143 asset retirement obligations;

(j) Indebtedness (other than the Indebtedness arising under the Senior Credit Facility) outstanding on the date hereof and listed on Schedule 3.6 and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(k) Permitted Intercompany Debt;

(l) Indebtedness of Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of Indebtedness for borrowed money) incurred in the ordinary course of business;

(m) Junior Debt of Borrower or any Subsidiary Guarantor incurred to finance all or any portion of an acquisition permitted hereunder in an aggregate principal amount (for Borrower and all Subsidiary Guarantors) not to exceed $85,000,000 at any one time outstanding; provided that (i) the Asset Coverage Ratio of Borrower at the time such Indebtedness is incurred, calculated on a pro forma basis, is no less than 2.25 to 1.00; and (ii) no Default or Event of Default shall have occurred and be continuing at the date of such incurrence of Indebtedness or would result therefrom;

(n) unsecured Indebtedness incurred by Borrower or any Subsidiary not to exceed $15,000,000 in aggregate principal amount outstanding at any time; provided, that no Default or Event of Default shall have occurred and be continuing at the date of such incurrence of Indebtedness or would result therefrom;

(o) Indebtedness arising from Permitted Intercompany Activities to the extent constituting an Investment permitted by Section 6.7;

(p) Indebtedness of Borrower or any Subsidiary consisting of obligations to pay insurance premiums; and

(q) Indebtedness associated with bonds or surety obligations pursuant to any Requirement of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business.

The accrual of interest (other than interest paid in kind or other payment of additional principal) or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness of the same class, and accretion or amortization of original issue discount or liquidation preference will, in each case, not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.2.

6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for (each of the following, a “Permitted Lien”):

(a) Liens for Taxes (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code), in each case incurred in the ordinary course of business consistent with past practice for amounts not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Loan Party in conformity with GAAP;

(b) statutory or contractual Liens of landlords, banks (and rights of set off), carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained in the books of the applicable Loan Party in conformity with GAAP; provided that at no time shall such sums being contested exceed in the aggregate $10,000,000;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits by or on behalf of Borrower or any Subsidiary Guarantor to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, plugging and abandoning surety and appeal bonds, performance bonds and other obligations of a like nature as are customary or otherwise incurred in the ordinary course of business, so long as the aggregate amount of such deposits at any one time does not exceed $10,000,000;

(e) encumbrances consisting of easements, restrictions, servitudes, permits, surface leases, conditions, covenants, exceptions or reservations in any Property of Borrower or any of its Subsidiaries arising in the ordinary course of business for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals and other like purposes, that, do not secure Indebtedness or other monetary obligations and, in the aggregate, are not substantial in amount and do not materially impairs the use of such property by any Loan Party in the operation of its business and which do not in any case materially detract from the value of the Property subject thereto are or would be violated in any material respect by existing or proposed operations of any Loan Party;

(f) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(j); provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased (other than on account of fees, expenses or premiums incurred in connection with any refinancing, refunding, renewal or extension thereof and, in any case, not to exceed 110% of the principal balance outstanding immediately prior to such refinancing);

(g) Liens securing Indebtedness of Borrower or any of its Subsidiaries incurred pursuant to Section 6.2(c); provided, that (i) such Liens and the Indebtedness secured thereby shall be created substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets, and (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness.

(h) Liens created pursuant to the Security Documents (including the Liens securing obligations under the Senior Credit Facility, Cash Management Obligations and the Qualified Hedging Agreements);

(i) the interest or title of a lessor under any lease entered into by Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(j) all lessors’ royalties (and Liens to secure the payment thereof), overriding royalties, net profits interests, carried interests, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Mortgage or the most recently delivered Reserve Report or increase the working interest for such Oil and Gas Property (if any) as reflected in any Mortgage or the most recently delivered Reserve Report without a corresponding increase in the corresponding net revenue interest;

(k) Liens under any oil and gas leases, farm-out agreements, production sales contracts, division orders, contracts for sale, operating agreements, area of mutual interest agreements, production handling agreements, joint venture agreements, joint operating agreements, unitization and pooling declarations and agreements, transportation agreements, marketing agreements, processing agreements, development agreements, gas balancing agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements in each case to the extent the same (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (ii) do not otherwise cause any other express representation or warranty of any Loan Party in any of the Loan Documents to be untrue, (iii) do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Mortgage or the most recently delivered Reserve Report, or increase the working interest for such Oil and Gas Property (if any) as reflected in any Mortgage or the most recently delivered Reserve Report without a corresponding increase in the corresponding net revenue interest, and (iv) secure obligations that are not delinquent and do not in any case materially detract from the value of the Oil and Gas Property subject thereto;

(l) Liens not securing Indebtedness arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Loan Party to provide collateral to the depository institution;

(m) non-exclusive licenses of Intellectual Property granted to third parties (i) entered into in the ordinary course of business or (ii) that do not materially interfere with the business of Borrower and its Subsidiaries;

(n) Liens arising from precautionary UCC filings with respect to operating leases and other leases which are not Capital Leases and cover assets that are leased by, but not owned by, a Loan Party;

(o) rights of first refusal, preferential purchase rights and similar rights with respect to any Property; and

(p) Liens securing Indebtedness incurred under Section 6.2(c) not in excess of $10,000,000 in aggregate principal amount at any one time; provided, that (i) such Liens are junior in priority to the Liens securing the Obligations, (ii) such Liens do not encumber property of any Loan Party for which Agent, on behalf of the Lenders, does not have a Lien, and (iii) no Default or Event of Default shall have occurred and be continuing at the date of such Lien grant or would result therefrom.

6.4 Fundamental Changes. Enter into any merger, consolidation, restructuring, recapitalization, reorganization or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), Dispose of all or substantially all of its Property or business or amend, modify or otherwise change its name, jurisdiction of organization, organizational number, identification number or FEIN, except that, if no Default shall have occurred and be continuing:

(a) any Subsidiary of Borrower may be merged or consolidated with or into Borrower (provided that Borrower shall be the continuing or surviving entity) or with or into any Wholly Owned Subsidiary Guarantor (provided that (i) such Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and Borrower shall comply with Section 5.12 in connection therewith); and

(b) any Subsidiary of Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Borrower or any Wholly Owned Subsidiary Guarantor;

(c) the Capital Stock of any Subsidiary may be transferred to Borrower or any other Wholly Owned Subsidiary Guarantor; and

(d) Borrower or any Subsidiary may amend, modify or otherwise change its name, jurisdiction of organization, organizational number, identification number or FEIN in accordance with and to the extent permitted by Section 3.03(a) of the Guarantee and Security Agreement.

6.5 Disposition of Property. Dispose of any of its Property (including, receivables and leasehold interests and the Liquidation of Hedging Agreements), whether now owned or hereafter acquired, or, in the case of any Subsidiary of Borrower, issue or sell any shares of such Subsidiary’s Capital Stock (including pursuant to any merger, consolidation, restructuring, recapitalization, reorganization or amalgamation) to any Person, except for the following:

(a) Dispositions of (i) inventory (including Hydrocarbons sold as produced) and other goods held for sale sold in the ordinary course of business on ordinary trade terms (provided that no contract for the sale of Hydrocarbons shall obligate Borrower or any of its Subsidiaries to deliver Hydrocarbons at a future date without receiving full payment therefor within 90 days after delivery), and (ii) obsolete, worn out, used or surplus equipment and vehicles in the ordinary course of business (including equipment that is no longer necessary for the business of Borrower or their Subsidiaries or is replaced by equipment of at least comparable value and use);

(b) Dispositions permitted by Section 6.4; Investments permitted by Section 6.7 and Restricted Payments permitted by Section 6.6;

(c) the issuance of Capital Stock of Borrower for cash (other than any such issuances constituting a Change of Control);

(d) Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto;

(e) Dispositions of funds collected for the beneficial interest of, or of the interests owned by, royalty, overriding royalty or working interest owners;

(f) abandonment of Properties not capable of producing Hydrocarbons in paying quantities after expiration of their primary terms;

(g) any Casualty Recovery Event, provided that the proceeds thereof are applied as permitted under Section 2.7(c);

(h) Permitted Asset Swaps;

(i) the Liquidation of any Hedging Agreement solely with respect to volumes in excess of those amounts required under Section 5.11(a) (without giving effect to Section 5.11(b)(A) and (B)) but excluding any Closing Date Hedging Agreements;

(j) Dispositions of cash and Cash Equivalents in the ordinary course;

(k) Dispositions of Hydrocarbon Interests not to exceed, in the aggregate during the term of this Agreement, 5% of the PDP Reserve Value of Borrower’s Oil and Gas Properties as set forth in the Initial Reserve Report; provided (i) such Dispositions are for the fair market value thereof, (ii) at least 75% of the consideration received in such Disposition is cash (ii) the proceeds thereof are applied as permitted under Section 2.7(c) and (iii) no Default or Event of Default shall have occurred and be continuing at the date of such Disposition or would result therefrom; and

(l) the Disposition of other assets (including Midstream Assets but excluding the Liquidation of any Hedging Agreement) having a fair market value not to exceed $10,000,000 in the aggregate for any fiscal year of Borrower; provided, (i) such Dispositions are for the fair market value thereof, (ii) at least 75% of the consideration received in such Disposition is cash and (iii) the proceeds thereof are applied in accordance with to Section 2.7.

Notwithstanding anything in this Agreement to the contrary, the Loan Parties may not, directly or indirectly Dispose (other than a transaction permitted under Section 6.4), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries, taken as a whole, to any Person.

6.6 Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Loan Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Loan Party, or make or offer to make any payment or prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent) or other charges on, or effect any repurchase, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness (other than the Obligations or loans and other obligations under the Senior Credit Facility) of any Loan Party (the payments or other transactions described in this Section 6.6 collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to Borrower or any Subsidiary Guarantor;

(b) Borrower may make Restricted Payments in the form of Capital Stock (other than Disqualified Stock) of Borrower;

(c) Borrower or any Subsidiary Guarantor may make (i) any payment with respect to any Qualified Hedging Agreement (subject to the Collateral Agency Agreement) and (ii) any required payment of interest and fees, and any required repurchase, repayment or redemption of principal, of Permitted Indebtedness at stated maturity;

(d) Borrower or any Subsidiary Guarantor may prepay Capital Leases or purchase money financing comprising Permitted Indebtedness upon the sale or exchange of the equipment subject thereto;

(e) Borrower may (i) declare and make distributions to its limited partners or (ii) pay amounts owing under any Indebtedness permitted by Section 6.2, provided that, (x) at the time of such declaration or distribution or payment of such Indebtedness, as applicable, on a pro forma basis after giving effect to such declaration and distribution or payment, the Asset Coverage Ratio is greater than 2.00 to 1.00 and the Consolidated Leverage Ratio is less than 2.00 to 1.00, and (y) with respect to distributions to limited partners, the total amount so distributed for such fiscal quarter does not exceed “Available Cash” as such term is defined in Borrower’s partnership agreement; provided, further, that no Restricted Payments under this clause (e) shall be permitted if any Default or Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom;

(f) to the extent constituting Restricted Payments, Borrower may make Investments permitted by Section 6.7; and

(g) transactions expressly permitted by Section 6.4.

6.7 Investments. Make any Investment in any other Person, except:

(a) extensions of trade credit and advances to non-operators under operating agreements in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Sections 6.2(d), 6.2(k) or 6.2(o);

(d) Investments by Borrower or any of its Subsidiaries in Borrower or any Person that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor;

(e) Hedging Agreements permitted by Section 6.15;

(f) Investments received by Borrower or any Subsidiary in connection with workouts with, or bankruptcy, insolvency or other similar proceedings with respect to, customers, working interest owners, other industry partners or any other Person;

(g) any Investment made as a result of the receipt of non-cash consideration received in connection with sales, transfers and other dispositions permitted by Section 6.5;

(h) Investments made as a result of the receipt of non-cash consideration from an Asset Sale permitted under Section 6.5;

(i) any acquisition of Capital Stock of a Person by Borrower solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of Borrower; and

(j) Investments by Borrower or any Subsidiary of Borrower in a Person permitted under this Agreement, if as a result of such Investment such Person becomes a Wholly Owned Subsidiary Guarantor or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, Borrower or a Subsidiary Guarantor.

6.8 Transactions with Affiliates.

(a) Enter into any transaction, including, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Loan Party) unless such transaction (an “Affiliate Transaction”) is (a) otherwise permitted under this Agreement (provided that no Loan Party shall Dispose of Property or transfer any rights as operator with respect to any Hydrocarbon Interest, in each case, to any Affiliate other than another Loan Party), (b) in the ordinary course of business of the Loan Party that is party to such transaction and (c) upon fair and reasonable terms no less favorable to such Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

(b) The foregoing notwithstanding, the following items will not be deemed to be an Affiliate Transaction and, therefore, will not be subject to the provisions of Section 6.7(a) above:

(i) any employment or consulting agreement entered into by Borrower or any of the Guarantors in the ordinary course of business and consistent with the past practice of Borrower or such Guarantor;

(ii) transactions between or among Borrower and/or the Guarantors;

(iii) sales or issuances of Capital Stock (other than Disqualified Stock) of Borrower to Affiliates, directors, officers, employees or consultants of Borrower (other than Subsidiaries of Borrower);

(iv) Investments permitted under Section 6.7(c), (f) and (j);

(v) Restricted Payments permitted under Section 6.6 (other than clauses (c) and (d));

(vi) Transactions pursuant to that certain Management Services Agreement as in effect on the date hereof; and

(vii) Indebtedness permitted by Sections 6.2(d), (k) and (o).

6.9 Sales and Leasebacks. Enter into any sale and leaseback transaction.

6.10 Changes in Fiscal Periods. Permit the fiscal year of any Loan Party to end on a day other than December 31 or change the method of determining its fiscal year for any Loan Party.

6.11 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Security Agreement, other than (a) this Agreement, the other Loan Documents and documentation governing a Senior Credit Facility and/or the Collateral Agency Agreement and (b) in the case of Borrower or any Subsidiary Guarantor any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.12 Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay or subordinate any Indebtedness owed to, any Loan Party, (b) make Investments in any Loan Party or (c) transfer any of its assets to any Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and the Senior Credit Facility and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

6.13 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for the Oil and Gas Business.

6.14 ERISA Plans. No Loan Party shall adopt or otherwise maintain any ERISA Plan.

6.15 Hedging Agreements. Enter into, or suffer to exist, any Hedging Agreement other than:

(a) contracts entered into in the ordinary course with the purpose and effect of fixing prices on Projected Oil and Gas Production and not for speculative purposes, provided that at all times: (i) unless otherwise approved or required by Required Lenders no such contract fixes a price for a period later than 60 months after such contract is entered into, (ii) the aggregate monthly production volumes subject to Hedging Agreements for any single month does not exceed 100% of the Loan Parties’ aggregate Projected Oil and Gas Production (x) anticipated to be sold in the ordinary course of the Loan Parties’ businesses for such month (calculated separately for crude oil, natural gas and natural gas liquids), and (y) from Proved Developed Producing Reserves classified as such at the time such Hedging Agreement is entered into, and (iii) except for the Collateral under the Security Documents with respect to Qualified Hedging Agreements, no such contract requires any Loan Party to put up money, assets or other security thereunder at any time.

(b) Floor Contracts, provided that (i) no such contract reflects a mark-to-market gain at the time such contract is entered into, and (ii) the aggregate monthly production covered by all such contracts for any single month does not in the aggregate exceed 100% of the Loan Parties’ aggregate Projected Oil and Gas Production (x) anticipated to be sold in the ordinary course of the Loan Parties’ businesses for such month (calculated separately for crude oil, natural gas and natural gas liquids), and (y) from Proved Developed Producing Reserves classified as such at the time such Hedging Agreement is entered into; and

(c) contracts entered into by a Loan Party for the purpose and effect of fixing interest rates on a principal amount of the Indebtedness of such Loan Party which are on terms and subject to conditions, and with respect to an aggregate notional amount, acceptable to Agent.

6.16 Use of Proceeds. Use or permit the use of all or any portion of the proceeds of the Loans for any purpose other than to fund the purchase price of the Oil and Gas Properties to be acquired pursuant to the Acquisition Documents, to refinance the Existing Credit Agreement, pay Transaction Expenses or otherwise as permitted pursuant to Section 5.14.

6.17 Pooling and Unitization. Voluntarily pool or unitize all or any material part of their Oil and Gas Properties where the pooling or unitization would result in the diminution of any Loan Party’s net revenue interest in production from the pooled or unitized lands, except where any such pooling or unitization would increase the PV 10 Value of the associated Oil and Gas Property compared to the pre-unitized PV 10 Value unless the failure to pool or unitize such Oil and Gas Properties would not be consistent with prudent industry practices.

6.18 New Bank Accounts. Open or otherwise establish, or deposit or otherwise transfer funds into, any bank account (other than any Excluded Account) in the name or otherwise for the benefit of Borrower or any Subsidiary unless Agent shall have received a Control Agreement executed and delivered by Borrower and the bank or other financial institution at which such account is maintained.

6.19 Gas Imbalances, Take-or-Pay and other Agreements. (i) Allow to remain any material Gas Imbalances which exceed, on a net basis, amounts in excess of 2.0% of the Proved Developed Producing Reserves, as set forth in the Initial Reserve Report, or (ii) enter into (x) any take-or-pay agreement (including any minimum volume commitment) or production payment with respect to the Oil and Gas Properties of Borrower or any Subsidiary, or (y) “drillco” or similar agreement for the funding of drilling or developments costs.

6.20 Amendments to Certain Documents and Agreements.

(a) (i) Amend, supplement or otherwise modify (whether pursuant to a waiver granted by or to such Person or otherwise) or fail to enforce strictly the terms and conditions of the indemnities and licenses furnished to any Loan Party pursuant to the Acquisition Documents such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (ii) otherwise amend, supplement or otherwise modify or fail to enforce the terms and conditions of the Acquisition Documents in any material respects;

(b) Amend, modify or otherwise change, or permit any amendment, modification or other change to (pursuant to a waiver or otherwise), any Constituent Documents (including by the filing or modification of any certificate of designation, or any agreement or arrangement (including any shareholders’ agreement) entered into, with respect to any of its Capital Stock), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such agreements or arrangements that do not materially adversely affect any right, privilege or interest of Agent or the Lenders under the Loan Documents or in the Collateral; provided that any amendment or other modification to Borrower’s partnership agreement that has the result of increasing the calculation of what may be distributed shall be deemed to materially adversely affect a right, privilege or interest of the Lenders under the Loan Documents.

(c) Amend, modify or otherwise change, or consent or agree to any amendment, modification or other change to, any of the terms of the Senior Credit Facility other than any such amendment, modification, waiver or other change which would not be adverse to any Loan Party, Agent or any Lender and which does not involve the payment of a consent fee.

(d) Amend, modify or otherwise change, or permit any amendment, modification or other change to (pursuant to a waiver or otherwise), the Management Services Agreement, except any such amendments, modifications or changes or any such agreements or arrangements that do not materially adversely affect any right, privilege or interest of Agent or the Lenders under the Loan Documents or in the Collateral; provided that any amendment or other modification that has the effect of increasing any compensation or other amounts payable by the Loan Parties under such agreement shall be deemed to materially adversely affect a right, privilege or interest of the Lenders under the Loan Documents.

6.21 New Subsidiaries. Acquire, form, incorporate or organize any Subsidiary or permit to exist any Subsidiary (i) having any Capital Stock that is not wholly owned by Borrower directly or through other Wholly Owned Subsidiaries or (ii) that is not a Guarantor.

6.22 Post-Closing Deliveries. Fail to deliver to Agent and CAA Agent:

(a)	all Security Documents and related deliverables, as Arranger deems necessary or advisable to grant to CAA Agent, for the benefit of the Secured Parties, an Acceptable Security Interest in the Mortgaged Properties, in each case, in form and substance reasonably satisfactory to Arranger, within 30 days following the Closing Date (subject to extension by an additional 30 days in Arranger’s sole discretion);

(b)	insurance endorsements evidencing the Loan Parties’ compliance with Section 5.7 and in form and substance reasonably satisfactory to Arranger, within 30 days following the Closing Date (or such longer period as Arranger may agree); or

(c)	Control Agreements with respect to all Deposit Accounts, in each case in form and substance reasonably reasonably satisfactory to Arranger, within 30 days following the Closing Date (or such longer period as Arranger may agree).

Article VII
EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events shall occur and be continuing:

(a) Borrower shall fail to pay when due and payable or when declared due and payable (in each case whether at the stated maturity, by acceleration or otherwise), including, pursuant to Section 2.7, all or any portion of the Obligations (whether of principal, interest, fees and charges due to the Lenders or other amounts constituting Obligations); or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; provided that, if such fact, event or circumstance resulting in such inaccurate representation or warranty shall have been cured, corrected or otherwise remedied within thirty (30) days from the date a Responsible Officer of any Loan Party obtains knowledge thereof, such inaccurate representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in Sections 5.5(a) (with respect to Borrower only), 5.6(b), 5.6(d), 5.7, 5.8, 5.9(a), 5.11 or 5.12, Article VI or in Section 3.03 of the Guarantee and Security Agreement; or an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) Any Loan Party shall default in the observance or performance of (i) Section 5.1(a), 5.1(b), or 5.3(a) and such default shall continue unremedied for a period of 10 Business Days, or (ii) any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days; or

(e) Any Loan Party shall (i) default in making any payment in respect of any Indebtedness (including, any Guarantee Obligation, Senior Credit Facility or Qualified Hedging Agreement, but excluding the Loans and other Obligations) on the scheduled or original due date with respect thereto; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (including any Guarantee Obligation but excluding the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any termination event where the Loan Party is the “defaulting party” or similar action shall occur or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or contractual term or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

(f) (i) Any Loan Party shall commence any case, proceeding or other action, or take any corporate action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party (including any board of directors or similar governing body of any Loan Party) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) One or more judgments or decrees shall be entered against any Loan Party involving for the Loan Parties taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(h) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.16), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; as a result of action taken or omitted to be taken by any Loan Party, CAA Agent shall fail to have an Acceptable Security Interest in the Collateral, which failure is not remedied within five days after notice thereof to Borrower from Agent; or any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party or by any Governmental Authority having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that any Loan Party has any liability or obligation purported to be created under any Loan Document; or

(i) The guarantee contained in Article 2 of the Guarantee and Security Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.16), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert, then, and in any such event, (A) if such event is an Event of Default specified in clause (i), clause (ii) or clause (iv) of paragraph (f) above with respect to Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, Agent may, or upon the request of the Required Lenders, Agent shall, by notice to Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated or otherwise become due prior to the Maturity Date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Applicable Premium with respect to an optional prepayment of the Loans will also be due and payable as though the Loans were optionally prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early prepayment and Borrower agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Loans are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the premium; and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the premium to the Lenders as herein described is a material inducement to Lenders to make the Loans.

7.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, subject to the Collateral Agency Agreement, the Term Representative shall be entitled to (and at the direction of Required Lenders shall) exercise any and all remedies available under the Collateral Agency Agreement and otherwise available under applicable law or otherwise.

Article VIII
AGENT, ARRANGER AND TERM REPRESENTATIVE

8.1 Appointment.

(a) Each Lender hereby irrevocably:

(i) designates and appoints Agent as the administrative agent and the collateral agent, respectively, of such Lender under this Agreement and the other Loan Documents, and each Lender (y) authorizes Agent to take action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto, and (z) agrees that no Secured Party shall have any right of action whatsoever against Arranger as a result of any approval, failure to approve, take or fail to take any action by Arranger, as applicable, pursuant to this Section 8.1 or in accordance with the terms of this Agreement;

(ii) designates and appoints Arranger, as the arranger of the commitments hereunder, and each Lender (x) authorizes Arranger to approve (or not) as it may determine such matters, provisions and documents on its behalf as provided under this Agreement and the other Loan Documents, and to exercise such powers and perform such duties as are expressly delegated to Arranger by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto, and (z) agrees that no Secured Party shall have any right of action whatsoever against Arranger as a result of any approval, failure to approve, take or fail to take any action by Arranger, as applicable, pursuant to this Section 8.1;

(iii) designates and appoints Term Representative as the “Term Representative” of such Lender under the Collateral Agency Agreement, and each Lender (w) approves the terms and conditions of the Collateral Agency Agreement, (x) authorizes Term Representative to enter into the Collateral Agency Agreement and amendments thereto from time to time (in the case of amendments, to the extent permitted by Section 9.1), and to exercise such powers and perform such duties as are expressly delegated to Arranger by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto, (y) agrees that it and its successors and assigns will be bound by and will take no actions contrary to the provisions of the Collateral Agency Agreement as if it was a signatory thereto, and (z) agrees that no Secured Party shall have any right of action whatsoever against Term Representative as a result of any approval, failure to approve, take or fail to take any action by Term Representative, as applicable, pursuant to this Section 8.1 or in accordance with the terms of this Collateral Agency Agreement.

(b) Notwithstanding any provision to the contrary elsewhere in this Agreement, none of Agent, Arranger or Term Representative shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any of Agent, Arranger or Term Representative Term Representative.

(c) The provisions of this Article VIII are solely for the benefit of Agent, Arranger, Term Representative and Lenders, and neither Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent”, “arranger” or “representative” herein or in any other Loan Documents (or any other similar term) with reference to Agent, Arranger or Term Representative, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.

8.2 Delegation of Duties. Each of Agent, Arranger and Term Representative may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory provisions of this Article VIII shall apply to any such agent or attorneys in fact and to the officers, directors, employees, agents, attorneys in fact or affiliates of Agent, Arranger and Term Representative, and any such agent or attorneys in fact, and shall apply to their respective activities in connection with the syndication of the facilities as well as activities as Agent, Arranger or Term Representative. None of Agent, Arranger or Term Representative shall be responsible for the negligence or misconduct of any agents or attorneys in fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Agent, Arranger or Term Representative, as applicable, acted with gross negligence or willful misconduct in the selection of such agents or attorneys in fact.

8.3 Exculpatory Provisions.

(a) None of Agent, Arranger or Term Representative or any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person (INCLUDING SUCH PERSON’S OWN NEGLIGENCE) under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted solely and proximately from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Agent, Arranger or Term Representative under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. None of Agent, Arranger, Term Representative or any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent, Arranger or Term Representative and shall have no obligation to any Lender to inspect the properties, books or records of any Loan Party. None of Agent, Arranger or Term Representative shall be required to take any action that, in their respective opinions or upon the advice of its counsel, may expose Agent, Arranger or Term Representative to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law.

(b) None of Agent, Arranger or Term Representative shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each of Agent, Arranger and Term Representative:

(i) shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take (but may take) any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent, Arranger or Term Representative, as the case may be, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents) or is required to exercise as directed in writing by any other party to any intercreditor agreement, as applicable;

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as Agent, Arranger or Term Representative or any of their respective Affiliates in any capacity;

(iv) shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document unless it shall first be indemnified to its satisfaction by Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action; and

(v) does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Term SOFR” or with respect to any Benchmark Replacement or other rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate.

8.4 Reliance. Each of Agent, Arranger and Term Representative shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, email, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, counsel to the Loan Parties), independent accountants, reserve engineers and other experts selected by Agent, Arranger or Term Representative. Each of Agent, Arranger and Term Representative may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 9.7 and all actions required by Section 9.7 in connection with such transfer shall have been taken. Each of Agent, Arranger and Term Representative shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each of Agent, Arranger and Term Representative shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder (except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders) unless Agent, as applicable, shall have received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent shall receive such a notice, Agent, as applicable, shall give notice thereof to the Lenders. Agent and Term Representative shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until Agent or Term Representative, as applicable, shall have received such directions, Agent or Term Representative, as the case may be, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that none of Agent, Arranger, Term Representative or any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys in fact or affiliates have made any representations or warranties to it and that no act by Agent, Arranger or Term Representative hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by Agent, Arranger or Term Representative to any Lender. Each Lender represents to Agent, Arranger and Term Representative that it has, independently and without reliance upon Agent, Arranger, Term Representative or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents to Agent, Arranger and Term Representative that it will, independently and without reliance upon Agent, Arranger or Term Representative or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent, Arranger or Term Representative hereunder, and none Agent, Arranger or Term Representative have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of Agent, Arranger, Term Representative or any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys in fact or affiliates.

8.7 Indemnification. The Lenders SEVERALLY agree to indemnify Agent, ARRANGER, TERM REPRESENTATIVE AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (to the extent not reimbursed by any Loan Party and without limiting the obligation of any Loan Party to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save Agent, ARRANGER and TERM REPRESENTATIVE harmless from and against, any and all SO UNREIMBURSED liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, at any time following the payment of the Loans) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing (INCLUDING AGENT’S OWN NEGLIGENCE); provided that SUCH UNREIMBURSED liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, WERE incurred by or asserted against Agent, ARRANGER or TERM REPRESENTATIVE, as the case may be, AND ITS AFFILIATES acting for Agent, ARRANGER or TERM REPRESENTATIVE in connection with such capacity; provided, FURTHER, THAT no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from Agent’s, ARRANGER’s or TERM REPRESENTATIVE’s gross negligence or willful misconduct, AS APPLICABLE. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE Agent, ARRANGER and TERM REPRESENTATIVE PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY Agent, ARRANGER or TERM REPRESENTATIVE IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT AGENT IS NOT REIMBURSED FOR SUCH BY BORROWER. The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 Agent, Arranger and Term Representative in Individual Capacities. Agent, Arranger, Term Representative and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though Agent, Arranger or Term Representative were not Agent, Arranger or Term Representative, as the case may be. With respect to its Loans made or renewed by it, each of Agent, Arranger and Term Representative shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, Arranger or Term Representative, and the terms “Lender” and “Lenders” shall include Agent, Arranger and Term Representative in their individual capacities. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any other Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Agent, Arranger or Term Representative hereunder and without any duty to account therefor to Lenders or to provide notice to or obtain the consent of the Lenders with respect thereto.

8.9 Successors.

(a) Agent may resign as Agent, as applicable, upon 30 days’ (or five days’ during the continuance of an Event of Default) written notice to the Lenders and Borrower, and the Required Lenders may remove Agent from such respective roles upon 30 days’ written notice to the Lenders. If (a) Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent for the Lenders (which Person shall be an Acceptable Successor Agent), subject to the prior consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed) or (b) Agent shall be removed by Required Lenders as Agent under this Agreement and the other Loan Document, then Required Lenders shall appoint a successor agent for the Lenders (which Person shall be an Acceptable Successor Agent), subject to the prior consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed). In each case, such successor agent shall succeed to the rights, powers and duties of Agent, as applicable, and the term “Agent” or “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s or Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent, former Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Agent by the date that is 30 days (or five days during the continuance of an Event of Default) following a retiring Agent’s or Agent’s notice of resignation or Required Lenders’ notice of removal (the “Resignation Effective Date”), the retiring Agent’s or Agent’s resignation or removal shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the retiring Agent’s or Agent’s resignation as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. With effect from the Resignation Effective Date (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Agent on behalf of Secured Parties under any of the Loan Documents, the retiring Agent shall continue to hold such Collateral until such time as a successor Agent is appointed or a different Person is appointed to serve as collateral agent pursuant to the terms of the Collateral Agency Agreement) and (ii) except for any indemnity, fee or expense payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than any rights to indemnity payments owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent’s or Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII, Section 9.5 and Section 9.6 shall continue in effect for the benefit of such retiring Agent, their respective agents and their respective officers, directors, employees, agents, attorneys in fact or affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Arranger and Term Representative may resign as Arranger and/or Term Representative, as applicable, upon five Business Days’ written notice to the Lenders and Borrower. Upon any such resignation the Required Lenders shall designate a successor Arranger or Term Representative, as applicable, by written notice to Borrower and Agent.

8.10 Collateral Matters.

(a) Each of the Lenders hereby authorizes and instructs Agent to enter into the Collateral Agency Agreement on the Closing Date, and agrees to be bound by all of the terms and provisions of the Collateral Agency Agreement.

(b) Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 9.16.

(c) Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take or direct CAA Agent to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents. Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take or direct CAA Agent to take any action (other than enforcement actions requiring the consent of, or request by, the Required Lenders as set forth in Section 7.1 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable legal requirements. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(c).

(d) Notwithstanding anything contained in any of the Loan Documents to the contrary, Borrower, Agent and each other Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee Obligations, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by CAA Agent (at the direction of Arranger or Required Lenders) on behalf of the Secured Parties in accordance with the terms hereof. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(d).

(e) Each of the Lenders hereby authorizes and instructs Agent to enter into the Collateral Agency Agreement on the Closing Date and to exercise all of Agent’s rights and to comply with all of its obligations under the Collateral Agency Agreement and to take all other actions necessary to carry out the provisions and intent thereof, and agrees to be bound by all of the terms and provisions of the Collateral Agency Agreement, will take no actions contrary to the provisions of Collateral Agency Agreement as if it was a signatory thereto and consents to the treatment of Liens and payments to be provided for under the Collateral Agency Agreement.

(f) Agent may, without any further consent of any Lender, enter into a supplement or amendment to, or an amendment and restatement or replacement of, the Collateral Agency Agreement with the collateral agent or other representatives of holders of Indebtedness permitted pursuant to Sections 6.2(b) and (e), in each case to the extent permitted under Section 9.1. Agent may rely exclusively on a certificate of a Responsible Officer of Borrower as to whether any such other Liens are permitted hereunder. Any supplement or amendment to, or amendment and restatement or replacement of, the Collateral Agency Agreement entered into by Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.

8.11 Erroneous Payments.

(a) Each Lender (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and severally agrees that if Agent notifies such Lender that Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Payment Recipient”) from Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands in writing the return of such Payment (provided that without limiting any other rights or remedies (whether at law or in equity), Agent may not make any such demand under this sentence with respect to a Payment unless such demand is made within 180 days after the date of receipt of such Payment by the applicable Payment Recipient), such Payment Recipient shall promptly, but in no event later than two Business Days thereafter, return to Agent the amount of any such Payment as to which such a demand was made. A notice of Agent to any Payment Recipient under this Section 8.11(a) shall be conclusive, absent manifest error.

(b) Without limitation of clause (a) above, each Payment Recipient further acknowledges and severally agrees that if such Payment Recipient receives a Payment from Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall use commercially reasonable efforts to promptly notify Agent of such occurrence and, upon demand from Agent, it shall promptly, but in no event later than two Business Days thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c) Any Payment required to be returned by a Payment Recipient under this Section shall be made in same-day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d) Borrower and each other Subsidiary hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Subsidiary except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of Borrower or any other Subsidiary.

(e) Each Lender or Secured Party hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by Agent to such Lender or Secured Party from any source, against any amount due to Agent under this Section 8.11 or under the indemnification provisions of this Agreement.

(f) Each party’s obligations, agreements and waivers under this Section 8.11 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

8.12 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Agent and their respective agents and counsel and all other amounts due to Lenders, and Agent under Section 9.5 or Section 9.6) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 9.5 or Section 9.6.

Article IX
MISCELLANEOUS

9.1 Amendments and Waivers.

(a) Except as set forth in Section 2.16, neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party that is party to the relevant Loan Document may, or (with the written consent of the Required Lenders) Agent and each Loan Party that is party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, waive any mandatory prepayment that has become due (including by waiving or amending the definition of Change of Control), reduce the stated rate of any interest or fee payable hereunder or extend or postpone the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii) amend, modify or waive any provision of this Section 9.1 or reduce any percentage specified in the definition of “Required Lenders”, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or (except as specified in Section 9.16) release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their Guarantee Obligations under the Guarantee and Security Agreement, in each case without the consent of all Lenders;

(iii) amend, modify or waive any provision of Article VIII or any other provision affecting the rights, duties and obligations of Agent without the consent of Agent, as applicable;

(iv) amend, modify or waive the pro rata or waterfall provisions of Section 2.9 or any analogous provision in any Security Document without the consent of each Lender directly affected thereby;

(v) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 9.7 without the consent of all Lenders;

(vi) contractually subordinate the Liens on all or substantially all of the Collateral securing any of the Obligations to the Liens securing any other Indebtedness for borrowed money or contractually subordinate the right of payment of the Obligations to the right of payment of any other Indebtedness, except in connection with a debtor-in-possession financing or use of Collateral in an insolvency proceeding, without the consent of each Lender directly affected thereby; or

(vii) amend the definition of “Senior Credit Facility” without the consent of all Lenders or permit the incurrence of, or permit to remain outstanding at any time, Indebtedness under the Senior Credit Facility in excess of $75,000,000 in aggregate principal amount.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders, Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section 9.1; provided, that delivery of an executed signature page of any such instrument by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary in this Section 9.1,

(b) no Lender consent is required to effect a supplement or amendment to, or an amendment and restatement or replacement of, the Collateral Agency Agreement or arrangement permitted under this Agreement that is for the purpose of adding (i) additional or successor collateral agents or other representatives of holders of Indebtedness permitted pursuant to Sections 6.2(b) or (e) that is intended to be secured on pari passu basis with the Liens securing the Obligations and constitute “First-Out Debt” pursuant to the terms of the Collateral Agency Agreement (it being understood that any such amendment or supplement, amendment and restatement or replacement may make such other changes to the Collateral Agency Agreement as, in the good faith determination of CAA Agent or the Term Representative, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders (as determined by CAA Agent or Term Representative)); and

(c) this Agreement and any other Loan Document may be amended solely with the consent of Agent, Arranger and Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to (A) correct or cure ambiguities, errors, omissions or defects, (B) effect administrative changes of a technical or immaterial nature, (C) fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, (D) add any financial covenant or other terms for the benefit of all Lenders, (E) comply with local law or advice of local counsel, (F) implement amendments permitted by the Collateral Agency Agreement, this Agreement or the other Security Documents that do not by the terms of this Agreement, the Collateral Agency Agreement or other Security Documents require lender consent, and (G) cause the Security Documents or other document to be consistent with this Agreement and the other Loan Documents; provided, in each case of clauses (A) through (G), such amendment shall become effective without any further action or the consent of the Required Lenders if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

9.2 Notices; Notices Generally.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed (a) in the case of Borrower or Agent, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto (it being agreed that any notice, request or demand to or upon Agent or any Lender shall be effective until received):

Borrower:	Mach Natural Resources LP 14201 Wireless Way, Suite 300 Oklahoma City, OK 73134 Attention: Michael Reel Email: mreel@machresources.com

with a copy to (which shall not constitute notice):	Kirkland & Ellis LLP 609 Main Street Houston, TX 77002 Attention: Andrew C.R. Veit, P.C. Facsimile: 713-836-3601 Email: andrew.veit@kirkland.com

Agent:	Texas Capital Bank 2000 McKinney Avenue, Suite 700 Dallas, TX 75201 Attention: Denise Wolfenberger Email: denise.wolfenberger@texascapitalbank.com

with a copy to:	Texas Capital Bank 2000 McKinney Avenue, Suite 700 Dallas, TX 75201 Attention: Agency Management Email: agency@texascapitalbank.com

Arranger:	Chambers Energy Management, LP 600 Travis Street, Suite 4700 Houston, TX 77002 Attention: Operations Team Email: ops@chambersenergy.com

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Agent and the applicable Lender. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Agent hereby agrees to accept notices hereunder (including notices pursuant to Section 2.6) by electronic mail in portable document format (.pdf).

Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such facsimile, email or other electronic communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Platform.

(i) Borrower, each other Loan Party, each Lender, and Agent agrees that both CAA Agent and Agent may, but shall not be obligated to, make the Communications available to the Lenders or Agent by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. Although the Platform is secured with generally-applicable security procedures and policies implemented or modified by CAA Agent or Agent from time to time, each of the Lenders, Agent, and Borrower acknowledges and agrees that (x) the distribution of material through an electronic medium is not necessarily secure and (y) the Agent Parties are not responsible for approving or vetting the representatives, designees or contacts of any Lender or Agent that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution, and each Lender, Agent, and Borrower understands and accepts such risks. In no event shall the Agent Parties have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s, CAA Agent’s or Agent’s transmission of Communications through the Platform.

(iii) Each Loan Party (by its, his or her execution of a Loan Document) hereby authorizes CAA Agent, Agent, each Lender, and their respective counsel and agents and Related Parties (each, an “Authorized Party”) to communicate and transfer documents and other information (including confidential information) concerning this transaction or Borrower or any other Loan Party and the business affairs of Borrower and such other Loan Parties via the internet or other electronic communication method. In no event shall any Authorized Party have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind (whether in tort, contract or otherwise) arising out of any such communications or transmissions, except to the extent that such damages are determined by a court of competent jurisdiction in a final and nonappealable judgment to have directly resulted from the gross negligence or willful misconduct of such Authorized Party; provided, however, that in no event shall any Authorized Party have any liability for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Public Information. Each Loan Party hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such securities. Each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of any Loan Party hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized Agent and the other Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Loan Party or its securities for purposes of U.S. federal and state securities laws (provided, however, that to the extent that such Borrower Materials constitute Confidential Information, they shall be subject to Section 9.15); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders, in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and under applicable law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its Subsidiaries and its securities for the purposes of United States federal or state securities laws.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5 Payment of Expenses. Whether or not the Closing Date occurs, Borrower agrees to:

(a) pay or reimburse (i) Agent and Arranger on demand for all of its reasonable out of pocket costs and expenses, incurred in connection with the syndication of the Loans, collateral costs and the development, preparation and execution of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, the reasonable fees and disbursements and other charges of counsel and consultants to Agent and Arranger; and (ii) each Lender on demand for all of its reasonable out of pocket costs and expenses, incurred in connection with the syndication of the Loans, collateral costs and the development, preparation and execution of, this Agreement and the other Loan Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby, including, the reasonable fees and disbursements and other charges of counsel and consultants to one or more Lenders not to exceed $250,000 in the aggregate for all such costs; and

(b) pay or reimburse each Lender, Agent and Arranger on demand for all of their respective costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents (including periodic collateral / financial control, field examinations, asset appraisal expenses, the monitoring of assets, and other miscellaneous disbursements) and any other documents prepared in connection herewith or therewith, including, the fees and disbursements of counsel to Agent and of counsel to Agent, including all costs and expenses incurred during any workout, restructuring or negotiations in respect of the Loans or Loan Documents.

This Section 9.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, or damages arising from any non-Tax claim.

9.6 Indemnification; Waiver.

(a) Borrower AND THE OTHER LOAN PARTIES shall, and do hereby JOINTLY AND SEVERALLY indemnify, Agent (and any sub-agent thereof), each Lender and each MEMBER, PARTNER, OFFICER, DIRECTOR, EMPLOYEE, ADVISOR, REPRESENTATIVE, AGENT, ATTORNEY-IN-FACT AND AFFILIATE of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, PENALTIES, JUDGMENTS, DISBURSEMENTS AND COSTS and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any loan party or any subsidiary of a loan party, EITHER DIRECTLY OR INDIRECTLY, arising out of, in connection with, or as a result of (i) the NEGOTIATION, execution, ENFORCEMENT or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of AGENT (and any sub-agent, OFFICER, DIRECTOR, EMPLOYEE, AGENT, ATTORNEY-IN-FACT AND AFFILIATE thereof) the administration of this Agreement and the other Loan Documents, (II) ANY BREACH BY ANY LOAN PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (III) any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (IV) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any loan party or any subsidiary of a loan party, or any Environmental Liability related in any way to any loan party or any subsidiary of a loan party, (V) the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or (VI) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any loan party or any subsidiary of a loan party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; (all the foregoing in this clause (A), collectively, the “Indemnified Liabilities”); provided that Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from the BAD FAITH, gross negligence or willful misconduct of such OF SUCH INDEMNITEE, (II) ARISE FROM A DISPUTE SOLELY AMONG INDEMNITEES OR (III) ARISE IN CONNECTION WITH ANY MATERIAL BREACH OF THE FUNDING OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY SUCH Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Loans.

(b) Without limiting the foregoing, and to the extent permitted by applicable law, Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive (i) any claim against AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND EACH MEMBER, PARTNER, OFFICER, DIRECTOR, EMPLOYEE, ADVISOR, REPRESENTATIVE, AGENT, ATTORNEY-IN-FACT AND AFFILIATE OF ANY OF THE FOREGOING PERSONS, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any advance or the use of the proceeds thereof and (ii) all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, EXCEPTING INDEMNIFIED LIABILITIES THAT ARE FOUND BY A FINAL AND NONAPPEALABLE DECISION OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNITEE.

(c) All amounts due under this Section 9.6 shall be payable not later than ten days after written demand therefor. Statements reflecting amounts payable by Borrower pursuant to this Section 9.6 shall be submitted to Borrower at the address of Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by Borrower in a notice to Agent. The agreements in this Section 9.6 shall survive repayment of the Loans and all other amounts payable hereunder.

9.7 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, Agent, all future holders of the Loans and their respective successors and assigns, except that Borrower may not assign or transfer any of its respective rights or obligations under this Agreement without the prior written consent of Agent and each Lender and any attempted assignment or transfer by Borrower without such consent shall be null and void.

(b) Any Lender may, without the consent of, or notice to, Borrower or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (other than a Defaulting Lender) (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1. Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.8(a) as fully as if such Participant were a Lender hereunder. Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.11, such Participant shall have complied with the requirements of Section 2.11, and; provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments or the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version).

(c) Any Lender and any Related Fund of any Lender (an “Assignor”) may assign to one or more banks, financial institutions, insurance companies or other entities other than a natural person or any Affiliate of any Loan Party (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of Borrower (and Borrower shall be deemed to have consented to any such assignment of any Loans unless it shall have objected thereto by written notice to Agent within ten Business Days after having received notice thereof to a Responsible Officer of Borrower); provided:

(i) no such consent need be obtained from Agent or its Affiliates;

(ii) the consent of Borrower need not be obtained with respect to any assignment of Loans at any time when any Event of Default shall have occurred and be continuing; and

(iii) no consent of Agent or Borrower shall be required for an assignment of all or any portion of its rights and obligations under this Agreement (including all or a portion of Loans at the time owing to it) to another Lender, an Affiliate of a Lender or any Related Fund.

(d) Each assignment shall be made pursuant to an Assignment and Acceptance, substantially in the form of Exhibit I (an “Assignment and Acceptance”), executed by such Assignee and such Assignor and delivered to Agent for its acceptance and recording in the Register; provided that (i) no such assignment to an Assignee (other than any Lender, an Affiliate of a Lender or a Related Fund) shall be in an aggregate principal amount of less than $10,000,000 (other than, in each case, in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by Borrower and Agent, and (ii) the Assignor or Assignee has paid to Agent a processing and recordation fee in the amount of $3,500.00 (which fee may be waived or reduced in the sole discretion of Agent) (provided only one such fee shall be payable in the case of concurrent assignments to Persons that, after giving effect to such assignments, will be Related Funds). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.10, 2.11 and 9.5 in respect of the period prior to such effective date). For purposes of the minimum assignment amounts set forth in this Section 9.7(d), multiple assignments by two or more Related Funds shall be aggregated. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Aggregate Exposure. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) Agent shall, on behalf of Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Note evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by Agent to Borrower marked “canceled”. The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.7(c), by each such other Person), Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to Borrower. On or prior to such effective date, Borrower, at its own expense, upon request, shall execute and deliver to Agent (in exchange for the applicable Note, if any, of the assigning Lender) a new Note or Notes to such Assignee in an amount equal to the Commitment or Loan assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Commitment or Loan, as the case may be, upon request, a new Note or Notes to the Assignor in an amount equal to the Commitment or Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.7 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPV and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 9.7(g), any SPV may (x) with notice to, but without the prior written consent of, Borrower and Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of Borrower and Agent (which consent shall not be unreasonably withheld, conditioned or delayed) to any financial institutions providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans, and (y) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV; provided that non-public information with respect to Borrower may be disclosed only with Borrower’s consent which will not be unreasonably withheld, conditioned or delayed. This Section 9.7(g) may not be amended without the written consent of any SPV with Loans outstanding at the time of such proposed amendment.

(i) Notwithstanding anything to the contrary contained herein, no assignment shall be permitted to any Affiliate of any Loan Party.

(j) For the avoidance of doubt, this Section 9.7 shall be construed so that the Loans, Commitments and participations are maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code.

9.8 Adjustments; Set off.

(a) If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in clause (f) of Article VII, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, other than (x) for any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including potential expense reimbursements) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Borrower, as the case may be. Each Lender agrees to notify promptly Borrower, Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. In the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the and the Lenders, and (y) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

9.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower, Agent.

9.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11 Integration; Construction.

(a) This Agreement and the other Loan Documents represent the entire agreement of Borrower, Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

(b) Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

9.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

9.13 Submission To Jurisdiction; Waivers. Each Loan Party hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Texas located in the County of Harris, the courts of the United States of America for the Southern District of Texas, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower at its address set forth in Section 9.2 or at such other address of which Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.13 any special, exemplary, punitive or consequential damages.

9.14 Acknowledgments. Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of Agent or any Lender has any fiduciary relationship with or duty to Borrower or any Subsidiary thereof arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and the Lenders, on one hand, and Borrower and its Subsidiaries, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Agent and the Lenders or among Borrower and its Subsidiaries and the Lenders.

9.15 Confidentiality.

(a) Agent and each Lender will maintain the confidentiality of all Confidential Information to protect Confidential Information delivered to such Person; provided, that nothing herein shall prevent Agent or any Lender from disclosing any such information (a) to Agent, CAA Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by and subject to the provisions of this Section 9.15), (c) to any of its employees, directors, agents, attorneys, accountants, professional advisors, investors or partners who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 9.15, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.15), (e) upon the request or demand of any Governmental Authority having jurisdiction over such Person, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law based on reasonable advice of counsel, (g) if requested or required to do so in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section 9.15, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) in connection with the exercise of any remedy hereunder or under any other Loan Document or (k) to any actual or potential credit provider, investor, or other entity in connection with a financing or securitization or proposed financing or securitization of all or a part of any amounts payable to or for the benefit of any Lender or its Affiliates under the Loan Documents so long as the recipient agrees to keep such information confidential in a manner materially consistent with this Section 9.15.

(b) For the purposes of this Section 9.15, “Confidential Information” means information delivered to Agent, the Arranger or any Lender by or on behalf of any Loan Party or their respective Affiliates in connection with and relating to the transactions contemplated by or otherwise pursuant to this Agreement; provided, that such term does not include information that: (i) was publicly available or otherwise known to Agent, Arranger or such Lender prior to the time of such disclosure; (ii) subsequently becomes publicly available through no act or omission by Agent, Arranger or any Lender or any person acting on behalf of Agent, Arranger or any Lender; (iii) otherwise is known or becomes known to the Agent, Arranger or any Lender other than (A) through improper disclosure by or on behalf of a Loan Party or their Affiliates or (B) to the actual knowledge of Agent, Arranger or any Lender, as the case may be, as a result of the breach of a fiduciary duty, if any, to a Loan Party or their Affiliates or a contractual duty to a Loan Party or their Affiliates.

9.16 Release of Collateral and Guarantee Obligations.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of Borrower in connection with any Disposition of Property permitted by the Loan Documents (other than to a Loan Party), Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in any Collateral that is, or owned by any Person all the Capital Stock of which is, being Disposed of in a Disposition permitted under this Agreement, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in a Disposition permitted under this Agreement (subject to clause (c) below), to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents; provided that Borrower shall have delivered to Agent, at least three Business Days prior to the date of the proposed release (or such shorter period agreed to by the Required Lenders), a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full, all Commitments have terminated or expired, upon request of Borrower, Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations provided for in any Loan Document. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made. Notwithstanding anything herein to the contrary, the release of security interest by Agent under this clause (b) only applies with respect to the Obligations.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the CAA Agent is authorized to release a Guarantor from its Guarantee Obligations under the Loan Documents only in the event that all (and not partial) of the Capital Stock of such Guarantor are sold, transferred, conveyed, associated or otherwise disposed of in a transaction permitted by the Loan Documents. In such event, the CAA Agent, at the sole expense of Borrower and the applicable Guarantor, shall promptly execute and deliver to Borrower or such Guarantor all releases, termination statements and/or other documents reasonably necessary or desirable to evidence such release; provided that Borrower shall have delivered to the CAA Agent a written request for release identifying the relevant Guarantor together with a certification by Borrower stating (x) that such transaction is in compliance with this Agreement and the other Loan Documents, and (y) no Guarantor or Collateral other than the Guarantor or Collateral required to be released is being released.

9.17 Interest Rate Limitation.

(a) It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the laws of any State whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.

(b) If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 9.17 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 9.17.

9.18 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the consolidated financial condition of Borrower shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

9.19 WAIVERS OF JURY TRIAL. BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN (IN EACH CASE, WHETHER FOR CLAIMS SOUNDING IN CONTRACT OR IN TORT OR OTHERWISE). EACH PARTY HEREBY CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATION CONTAINED IN THIS SECTION 9.19.

9.20 Customer Identification – USA PATRIOT Act Notice. Agent (for itself and not on behalf of any other party) and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow Agent or such Lender, as applicable, to identify the Loan Parties in accordance with the Patriot Act. Borrower shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

9.21 Creditor-Debtor Relationship. The relationship between Agent and each Lender on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, this Agreement or any Loan Document or any other document or transaction contemplated herein or therein.

9.22 ORIGINAL ISSUE DISCOUNT. THE LOANS ARE BEING ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE CODE) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST TO BORROWER, BORROWER WILL PROMPTLY MAKE AVAILABLE TO ANY PERSON HAVING AN INTEREST IN THE LOANS THE FOLLOWING INFORMATION: (1) THE ISSUE DATE OF THE LOANS, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE LOANS AND (3) THE YIELD TO MATURITY OF THE LOANS.

9.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

(a) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(b) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(c) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

9.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 9.24, the following terms have the following meanings: (i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party; (ii) “Covered Entity” means any of the following: (x) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (y) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (z) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); (iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and (iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MACH NATURAL RESOURCES LP

By:	Mach Natural Resources GP, LLC,
its general partner

By:	/s/ Kevin White
Name: Kevin White
Title: Chief Financial Officer

Signature Page to Credit Agreement

TEXAS CAPITAL BANK,
as Agent

By:	/s/ Jared R. Mills
Name: Jared R. Mills
Title: Executive Director

Signature Page to Credit Agreement

CHAMBERS ENERGY MANAGEMENT, LP,
as Arranger

By:	/s/ J. Robert Chambers
Name: J. Robert Chambers
Title: President and CEO

CHAMBERS ENERGY CAPITAL IV, LP,
as a Lender

By: CEC Fund IV GP, LLC, its general partner

By:	/s/ J. Robert Chambers
Name: J. Robert Chambers
Title: Partner

CHAMBERS ENERGY CAPITAL V, LP,
as a Lender

By: CEC Fund V GP, LLC, its general partner

By:	/s/ J. Robert Chambers
Name: J. Robert Chambers
Title: Partner

Signature Page to Credit Agreement

EOC PARTNERS FUND – G LP,
as a Lender

By:	/s/ Nicholas Fersen
Name: Nicholas Fersen
Title: Managing Partner

EOC PARTNERS FUND – C LP,
as a Lender

By:	/s/ Nicholas Fersen
Name: Nicholas Fersen
Title: Managing Partner

EOC PARTNERS CO-INVEST FUND, D LP,
as a Lender

By:	/s/ Nicholas Fersen
Name: Nicholas Fersen
Title: Managing Partner

Signature Page to Credit Agreement

SIXTH STREET LENDING PARTNERS,
as a Lender

By:	/s/ Joshua Easterly
Name: Joshua Easterly
Title: Chief Executive Officer

SIXTH STREET SPECIALTY LENDING, INC.,
as a Lender

By:	/s/ Joshua Easterly
Name: Joshua Easterly
Title: Chief Executive Officer

Signature Page to Credit Agreement

MERCURIA INVESTMENTS US, INC.,
as a Lender

By:	/s/ Brian Falik
Name: Brian Falik
Title: President

Signature Page to Credit Agreement

BLUE TORCH CREDIT OPPORTUNITIES SBAF FUND LP

By: Blue Torch Credit Opportunities SBAF GP LLC, its general partner

By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Managing Member

BLUE TORCH CREDIT OPPORTUNITIES KRS FUND LP

By: Blue Torch Credit Opportunities KRS GP LLC, its general partner

By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Managing Member

BLUE TORCH CREDIT OPPORTUNITIES FUND III LP

By: Blue Torch Credit Opportunities GP III LLC, its general partner

By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Managing Member

Signature Page to Credit Agreement

BLUE TORCH CREDIT OPPORTUNITIES UNLEVERED FUND III LP

By: Blue Torch Credit Opportunities GP III LLC, its general partner

By: KPG BTC Management LLC, its managing member

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Managing Member

BTC HOLDINGS SC FUND LLC

By: Blue Torch Credit Opportunities SC Master Fund LP, its sole member

By: Blue Torch Credit Opportunities SC GP LLC, its general partner

By: KPG BTC Management LLC, its sole member

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Managing Member

BTC OFFSHORE HOLDINGS FUND III LLC

By: Blue Torch Credit Opportunities Master Fund III LP, its sole member

By: Blue Torch Credit Opportunities GP III LLC, its general partner

By: KPG BTC Management LLC, its managing member

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Managing Member

Signature Page to Credit Agreement

PERILLA S.A.R.L.,
as a Lender

By:	/s/ Jean-François BOUCHOMS
Name: Jean-François BOUCHOMS
Title: Manager

Signature Page to Credit Agreement

MACQUARIE BANK LIMITED,
as a Lender

By:	/s/ Andrew McGrath
Name: Andrew McGrath
Title: Executive Director

By:	/s/ Robert McRobbie
Name: Robert McRobbie
Title: Executive Director, Legal Risk Management

Signature Page to Credit Agreement

TEXAS CAPITAL BANK,
as a Lender

By:	/s/ Jared R. Mills
Name: Jared R. Mills
Title: Executive Director

Signature Page to Credit Agreement